Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EXL PETROLEUM MANAGEMENT, LLC

AND

EXL PETROLEUM OPERATING INC.

AS SELLER

AND

CARRIZO (PERMIAN) LLC

AS BUYER

LIST OF EXHIBITS AND SCHEDULES

Exhibit A, Schedule 1	–	Leases
Exhibit A, Schedule 2	–	Wells
Exhibit A, Schedule 3	–	Easements
Exhibit A, Schedule 4	–	Partially Assigned Contracts
Exhibit A, Schedule 5	–	Fee Surface Interests
Exhibit A, Schedule 6	–	Fully Assigned Contracts
Exhibit B	–	Excluded Assets
Exhibit C	–	Allocated Value
Exhibit D	–	Form of Assignment
Exhibit E	–	Form of Surface Deed
Exhibit F	–	Form of Non-foreign Affidavit
Exhibit G	–	Form of Transition Services Agreement
Exhibit H	–	Form of Escrow Agreement
Exhibit I	–	[RESERVED]
Exhibit J	–	Form of Joint Operating Agreement
Schedule 3.2.1	–	Lawsuits
Schedule 3.2.3	–	Preferential Purchase Rights and Consents to Assign
Schedule 3.2.4	–	Tax Matters
Schedule 3.2.5	–	Imbalances
Schedule 3.2.6	–	Suspense Funds
Schedule 3.2.7	–	Contracts
Schedule 3.2.8	–	Environmental and Safety Matters
Schedule 3.2.10	–	Wells
Schedule 3.2.11	–	Take or Pay
Schedule 3.2.12	–	Capital Commitments
Schedule 3.2.14	–	Royalties
Schedule 3.2.16	–	Insurance
Schedule 3.2.18	–	Areas of Mutual Interest
Schedule 10.1	–	Scheduled Operations

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of June 28, 2017 (the “Execution Date”), by and between ExL Petroleum Management, LLC, a Delaware limited liability company, with offices at 6 Desta Drive, Suite 2800, Midland, Texas 79705 (“ExL”) and ExL Petroleum Operating Inc., a Texas corporation, with offices at 6 Desta Drive, Suite 2800, Midland, Texas 79705 (“ExL OpCo” and, together with ExL, “Seller”), and Carrizo (Permian) LLC, a Delaware limited liability company, with offices at 500 Dallas, Suite 2300, Houston, Texas 77002 (“Buyer”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties”. In addition, Carrizo Oil & Gas, Inc., the parent company of Buyer (“Buyer Parent”), is also joining in the execution and delivery of this Agreement solely for the purposes of Section 5.10.

RECITALS:

Seller owns certain oil and gas properties in Ward and Reeves Counties, Texas, together with certain related facilities and contractual rights as described herein.

Seller and Buyer desire to enter into an arrangement for the ownership, funding, exploration, development and operation of such oil and gas properties, as hereinafter described.

In connection therewith, Buyer desires to acquire eighty percent (80%) in certain of Seller’s interest in these properties (as more particularly set forth herein), related facilities and contractual rights and such transfer will be consummated on the terms and conditions set forth in the Transaction Agreements, each of which the Parties intend to be an interdependent part of a single transaction.

Seller and Buyer agree to the sale of these properties, related facilities and contractual rights to Buyer on the terms and conditions set forth in this Agreement. For purposes of this Agreement, the “Effective Time” shall be May 1, 2017, at 12:01 a.m. prevailing Central time.

ARTICLE 1

PROPERTY DESCRIPTION

1.1 The Conveyed Interests. Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept the following described property rights, interests, privileges and obligations together with all privileges and obligations appurtenant thereto, save and except the Excluded Assets described in Section 1.2 (such property rights, interests, privileges and obligations are hereafter referred to collectively as the “Conveyed Interest”):

1.1.1 an undivided eighty percent (80%) of all of Seller’s right, title and interest in and to the Oil and Gas Properties (other than with respect to the Fee-Owned Water Properties, which are addressed and conveyed under Section 1.1.2(d));

1.1.2 all of Seller’s right, title and interest in and to the following assets and properties:

(a) to the extent assignable or transferable (without any fee or payment to a Third Party that Buyer does not pay), all easements, rights-of-way, licenses, permits, servitudes, federal, state or local governmental licenses, authorizations or certificates, and surface leases, surface use agreements and any similar rights, titles, obligations and interests to the extent applicable to or used in owning, developing or operating the Oil and Gas Properties, including, without limitation, those described on Exhibit A, Schedule 3 (collectively, the “Easements”);

(b) subject to Section 6.4.1, originals (or copies if originals are unavailable) of all lease files, right-of-way files, well files, production records, division order files, abstracts, title opinions, final environmental studies (generated by Seller, its Affiliates, its predecessors, and its or their consultants, to the extent in the possession of Seller or its Affiliates), and contract files, insofar and only insofar as they are directly related to Seller’s ownership or operation of any or all of the Oil and Gas Properties, the Easements and the Related Contracts (collectively, the “Property Records”);

(c) to the extent assignable or transferable (without any fee or payment to a Third Party that Buyer does not pay), geological, geochemical or geophysical data (including cores and other physical samples or materials from wells or tests) and related licenses or other agreements related solely to the Oil and Gas Properties; and

(d) (i) the fee surface interests, if any, owned by Seller and located in Ward and Reeves Counties, Texas, including, without limitation, those described on Exhibit A, Schedule 5, (ii) those Wells that are water source, water injection or water disposal wells and systems and all Equipment related to the ownership, operation or development of such Wells, to the extent such Wells and Equipment are located on such fee surface interests (such Wells and Equipment the “Fee-Owned Water Properties”), and (iii) (other than any Leases, Easements and other instruments in the chain of title of Seller), to the extent assignable or transferable (without any fee or payment to a Third Party that Buyer does not pay), all contractual rights, obligations and interest in all agreements and contracts applicable to the rights, titles and interests included in Section 1.1.2(d)(i) and (ii);

1.1.3 other than any Leases, Easements and other instruments in the chain of title of Seller and the Fully Assigned Contracts, to the extent assignable or transferable (without any fee or payment to a Third Party that Buyer does not pay), all contractual rights, obligations and interests in all agreements and contracts applicable to the rights, titles and interests included in Section 1.1.1, including unit agreements, farmout agreements, farmin agreements, operating agreements, gathering agreements, transportation agreements and Hydrocarbon sales agreements, including, but not limited to, those described in Exhibit A, Schedule 4, in each case to the extent and only to the extent that such interests, assets and rights are associated with the property rights, interests, privileges and obligations described in Section 1.1.1 (collectively, the “Partially Assigned Contracts”); and

1.1.4 all of Seller’s right, title and interest in and to those contracts identified on Exhibit A, Schedule 6 and any contracts (excluding, for the avoidance of doubt, any Leases) with Third Parties to purchase water (together with the contracts and agreements described in Section 1.1.2(d)(iii), the “Fully Assigned Contracts” and, together with the Partially Assigned Contracts, the “Related Contracts”).

“Subject Property” shall mean all of Seller’s right, title and interest in and to the Oil and Gas Properties and the other properties, rights, interests, privileges and obligations described in Sections 1.1.2, 1.1.3 and 1.1.4.

1.2 Exclusions from the Conveyed Interests. Notwithstanding any other provision of this Agreement to the contrary, and except to the extent (i) related to Buyer’s Assumed Obligations for which Buyer indemnifies Seller hereunder, or (ii) with respect to title opinions or other instruments evidencing Seller’s title to the Conveyed Interests, the Conveyed Interests to be conveyed and assigned under this Agreement does not include the following, all of which are reserved by Seller (collectively, the “Excluded Assets”):

1.2.1 all: (a) seismic, geological, geochemical or geophysical data (including cores and other physical samples or materials from wells or tests) and related licenses or other agreements except to the extent set forth in Section 1.1.2(c); and (b) any interpretations of seismic, geological, geochemical or geophysical data;

1.2.2 Seller’s intellectual property used in developing or operating the Subject Property, including, without limitation, proprietary computer software, computer software licensed from Third Parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

1.2.3 Seller’s corporate, financial and tax records and legal files (except title opinions, abstracts and other muniments of title), except that Seller will provide Buyer, upon reasonable request, with copies of the pertinent portions of any tax records that are necessary for Buyer’s ownership, administration or operation of the Conveyed Interests;

1.2.4 any of Seller’s proprietary or confidential records or information (including, without limitation, employee information, internal valuation data, reservoir and field studies, environmental studies not included within the definition of “Property Records”, future work plans, business plans, reserve reports, transaction proposals and transaction related information and correspondence, business studies, bids, documents protected by any legal privilege and any documents which Seller cannot provide to Buyer because of Third Party restrictions) provided that Seller shall request (without any obligation to make any payment or incur any out of pocket costs) waivers of any such restrictions that apply to the information in Sections 1.1.2(c) and 1.1.3;

1.2.5 Seller’s rights with respect to trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings) and adjustments or refunds attributable to Seller’s interest in the Conveyed Interests that relate to any period before the Effective Time, including, without limitation, any imbalances attributable to the Conveyed Interests downstream of the Conveyed Interests or at gas processing plants and associated make-up or cash settlement rights, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments and audit adjustments under the Related Contracts, in each case to the extent relating to any period before the Effective Time;

1.2.6 claims of Seller for refund of or loss carry forwards with respect to: (a) Property Taxes, Excise Taxes or Severance Taxes attributable to any period prior to the Effective Time; (b) income or franchise taxes; and (c) any taxes attributable to the Excluded Assets;

1.2.7 all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable of Seller and Seller’s rights with respect to any other funds attributable to any periods before the Effective Time, and security or other deposits made with Third Parties prior to the Effective Time;

1.2.8 data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under confidentiality agreements with persons unaffiliated with Seller (provided, however, that Seller shall request (without any obligation to make any payment or incur any out of pocket costs) waivers of any such restrictions that apply to the information in Sections 1.1.2(c) and 1.1.3);

1.2.9 any and all files, records, contracts and documents relating to Seller’s efforts to sell any portion of the Subject Property (or any other discussions or negotiations regarding the sale or other disposition of any portion of the Subject Property), including, without limitation, any research, valuation or pricing information prepared by Seller and/or its consultants in connection therewith, and any bids or other information received in connection therewith and information and correspondence in connection therewith;

1.2.10 Seller’s rights with respect to all proceeds, benefits, income or revenues with respect to the Conveyed Interests attributable to periods prior to the Effective Time;

1.2.11 all claims, rights and causes of action in favor of Seller arising, occurring or existing prior to the Effective Time with respect to the Conveyed Interests or production from the Conveyed Interests (including, without limitation, any and all royalties, contract rights, insurance claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time);

1.2.12 all: (a) personal computer equipment, vehicles, communication equipment (including licensed and unlicensed radios located on the Lands), and photocopy machines, wherever located; (b) leased vehicles and equipment for which Buyer does not assume the applicable lease under this Agreement; and (c) Third Party equipment and property located on or used in connection with the Subject Property, including, without limitation, contractor equipment;

1.2.13 Seller reserves a non-exclusive, non-transferable right to use for internal business purposes any logs, maps, data (including, without limitation, seismic, geologic, geochemical and geophysical data), engineering reports, studies and evaluations being transferred as a part of the Conveyed Interests;

1.2.14 any agreements and contracts held for use in connection with the assets or properties of Seller or its Affiliates other than the Conveyed Interests, including any supplier or vendor agreements, master services agreements and pumping agreements;

1.2.15 all (and Related Contracts shall not include) obligations arising under a contract evidencing any indebtedness of the Seller, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed;

1.2.16 agreements or contracts of Seller with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, crude oil or any similar transaction or any combination of these transactions;

1.2.17 an undivided twenty percent (20%) of: all of Seller’s right, title and interest in and to the Oil and Gas Properties (except for and excluding the Fee-Owned Water Properties), together with the Partially Assigned Contracts to the extent and only to the extent that such Partially Assigned Contracts are associated with such twenty percent (20%) interest in the Oil and Gas Properties (except for and excluding the Fee-Owned Water Properties); and

1.2.18 the items described on Exhibit B.

1.3 Ownership of Production from the Conveyed Interests.

1.3.1 Production Before the Effective Time. Seller shall own and be entitled to the proceeds from the sale of all oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description (“Hydrocarbons”) produced from or attributable to the Conveyed Interests before the Effective Time. If, on the Effective Time, Hydrocarbons produced from or attributable to the Conveyed Interests before the Effective Time are stored (a) in any Lease or Unit stock tanks (the “Stock Tank Oil”), or (b) in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Conveyed Interests (the “Pipeline Inventory”), Buyer shall purchase from Seller the Stock Tank Oil and the Pipeline Inventory at the actual weighted average price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month preceding the Effective Time. If no Hydrocarbons were sold in the preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used. Buyer will pay Seller for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 2.2 and Section 2.3. The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of the Effective Time. Seller and Buyer will accept the Lease or Unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

1.3.2 Production After the Effective Time. After Closing, Buyer shall own and be entitled to the proceeds from the sale of all Hydrocarbons produced from or attributable to the Conveyed Interests on and after the Effective Time. With the exception of Hydrocarbons that are flared or vented in the ordinary course of business, Seller has sold or will sell on Buyer’s behalf all Hydrocarbons produced from or attributable to the Conveyed Interests between the Effective Time and the Closing Date on the same terms pursuant to which Seller’s Hydrocarbon production is sold, and Seller will credit Buyer for the proceeds of these sales as an adjustment to the Purchase Price, as provided in Section 2.2 and Section 2.3. Subject to any continuing sale obligations under the Related Contracts, Buyer may sell Hydrocarbons produced from or attributable to the Conveyed Interests on and after the Closing Date as it deems appropriate.

1.4 Enforcement of Third Party Warranties, Guarantees, and Indemnities. Seller agrees that, to the extent pertaining to the Conveyed Interests as of the Effective Time and relating to the period from and after the Effective Time, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, all of Seller’s rights against Third Parties under any warranties, guarantees or indemnities given by such Third Parties with respect to such Conveyed Interests.

ARTICLE 2

CONSIDERATION

2.1 Purchase Price and Performance Deposit.

2.1.1 Purchase Price. Buyer will pay Seller Six Hundred Forty Eight Million Dollars ($648,000,000.00) for the Conveyed Interests and the other rights set forth herein (the “Purchase Price”). The Purchase Price shall be adjusted as set forth in this Agreement.

2.1.2 Performance Deposit. As soon as reasonably practicable, but (i) if the execution of this Agreement occurs before normal business hours on a Business Day, in no event later 12:00 P.M. local time in Houston, Texas on such Business Day and (ii) if the execution of this Agreement occurs on a day that is not a Business Day or after the commencement of normal business hours on a Business Day, in no event later than 12:00 P.M. local time in Houston, Texas on the Business Day following execution of this Agreement, (A) Buyer shall pay to Seller an amount equal to Seventy Five Million Dollars ($75,000,000) as a performance deposit (the “Performance Deposit”) and (B) Seller shall provide electronic access to all title opinions relating to the Conveyed Interests. The Performance Deposit shall not earn interest. The Performance Deposit is solely to assure the performance of Buyer’s obligations under this Agreement. If Closing occurs, Seller shall retain the Performance Deposit and credit the Performance Deposit against the Purchase Price at Closing. If Closing does not occur, the Performance Deposit will be retained by Seller or returned to Buyer pursuant to the applicable provision of Section 11.15.

2.2 Adjustments at Closing.

2.2.1 Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in Section 2.1.2, Section 2.2.2 and Section 2.2.3. No later than five (5) days prior to the Closing Date, Seller will provide Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”) identifying all adjustments known by Seller at the time of the preparation of the Preliminary Settlement Statement to be made at Closing. Buyer shall have two (2) days to review the Preliminary Settlement Statement. On the day following expiration of such two (2) day review period, Buyer shall submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement. Buyer and Seller shall discuss such proposed changes; provided, however, if Seller and Buyer are unable to agree on any line item, then subject to Section 2.3, Seller’s determination shall be used as the Purchase Price payable at the Closing with respect to such line item. Seller and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement.

2.2.2 Upward Adjustments. The Purchase Price will be increased by the following, without duplication (“Upward Adjustments”), to the extent occurring prior to the Final Settlement Date:

(a) Seller or its Affiliates’ share proportionately attributable to the Conveyed Interests of all actual production, maintenance and operating costs and expenses, overhead charges under applicable operating agreements and capital expenditures (subject to the exclusions in Sections 2.2.2(a)(ii) and 2.2.2(e), “Property Costs”), in each case, to the extent paid by Seller or its Affiliates in connection with the ownership or operation of the Conveyed Interests (including, without limitation, royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Conveyed Interests for periods on and after the Effective Time; provided, however, that (i) for the period of time between the Effective Time and the Closing Date, with respect to those portions of the Conveyed Interests for which no operating agreement is in place, the upward adjustment shall be Seller or its Affiliates’ share proportionately attributable to the Conveyed Interests of all attributable production, maintenance and operating costs and expenses, overhead charges (if any) and capital expenditures paid or incurred by Seller or its Affiliates and (ii) notwithstanding anything in this Agreement to the contrary, there shall be no Upward Adjustment under this Section 2.2.2(a) with respect to any costs or expenses incurred or paid by Seller or its Affiliates (A) in violation of Seller’s covenants in Section 10.1 or (B) with respect to Seller’s attempts to remediate or cure any Adverse Environmental Condition or Title Defect;

(b) for Conveyed Interests operated by Seller, a monthly overhead charge attributable to the Conveyed Interests based on the applicable rate set forth in the relevant operating agreement, if any, or, if no operating agreement is in place, a rate equal to $226.40 per day per Well that has been spudded and on which a drilling rig or completion crew is on location but the Well is not yet completed and placed on production and $24.80 per day per Well that has been completed and placed on production, in each case, to the extent attributable to the Conveyed Interests for periods on and after the Effective Time;

(c) Seller or its Affiliates’ share proportionately attributable to the Conveyed Interests of any proceeds from the sale of Hydrocarbons produced from or attributable to the Conveyed Interests and other income from the Conveyed Interests received by Buyer, to the extent they are attributable to the ownership or operation of the Conveyed Interests before the Effective Time, and the value of the Stock Tank Oil and the Pipeline Inventory on the Closing Date;

(d) any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Seller and Buyer prior to or at Closing; and

(e) provided, however, that Sections 2.2.2(a), 2.2.2(b), 2.2.2(c), and 2.2.2(d) above shall exclude, without limitation, any liabilities, losses, costs, and expenses attributable to: (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; breach of contract (other than claims for payments owing under such contract in the ordinary course of business), improper calculation, reporting or payment of royalties, rights of action given under any statute or regulation, or violation of any law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed contamination of groundwater, surface water, soil or Equipment, and obligations to remediate such contamination, (iv) obligations to balance or furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing, storage, transportation or similar contracts, (v) gas balancing and other production balancing obligations, (vi) obligations to pay revenues, royalties or other amounts payable to Third Parties with respect to the Conveyed Interests but held in suspense, (vi) casualty and condemnation losses and (vii) any Claims for indemnification, contribution or reimbursement from any Third Party.

2.2.3 Downward Adjustments. The Purchase Price will be decreased by the following, without duplication (“Downward Adjustments”), to the extent occurring prior to the Final Settlement Date:

(a) Any Property Costs paid or incurred by Buyer in connection with the ownership or operation of the Conveyed Interests, to the extent they are attributable to the Conveyed Interests for the period before the Effective Time;

(b) Seller’s share (Buyer’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Conveyed Interests and other income attributable to the Conveyed Interests and, in each case, actually received by Seller, to the extent they are attributable to the ownership or operation of the Conveyed Interests on or after the Effective Time;

(c) an amount equal to the Suspense Funds, as provided in Section 11.2; and

(d) any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Seller and Buyer.

2.3 Adjustments After Closing.

2.3.1 Final Settlement Statement. Within one hundred and twenty (120) days after the Closing Date (the “Final Settlement Date”), Seller will prepare a final settlement statement for the Conveyed Interests containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2, without duplication of any such adjustments accounted for pursuant to the Transition Services Agreement (the “Final Settlement Statement”). However, failure of Seller to complete the Final Settlement Statement on or before the Final Settlement Date will not constitute a waiver of any right to an adjustment otherwise due. Buyer will have ten (10) days after receiving the Final Settlement Statement to provide Seller with written exceptions to any items in the Final Settlement Statement that Buyer believes in good faith to be objectionable. All items in the Final Settlement Statement that Buyer does not make a timely written exception within such ten (10) day review period will be deemed to be conclusively accepted by Buyer. Seller shall be entitled to adjust any items in the Final Settlement Statement that are affected by Buyer’s exceptions.

2.3.2 Payment of Post-Closing Adjustments. Any undisputed adjustments to the Purchase Price will be offset against each other so that only one payment is required. The Party owing payment will pay the other Party the net post-Closing adjustment to the Purchase Price within ten (10) days after the expiration of Buyer’s ten (10) day review period for the Final Settlement Statement. The payment of any disputed items will be subject to the further rights of the Parties under Section 2.3.3.

2.3.3 Resolution of Disputed Items. After the completion and delivery of the Final Settlement Statement, the Parties shall negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the Parties agree on the amount due with respect to any disputed items or a final determination is made by the Accounting Consultant, and a payment adjustment is required, the Party owing payment will pay the other Party within ten (10) days after the Parties reach agreement or the Accounting Consultant makes its final determination. If the Parties are unable to agree on the amount due with respect to any disputed items within sixty (60) days after Seller receives Buyer’s written exceptions to the Final Settlement Statement, then the disputed items shall be exclusively and finally resolved by arbitration to be conducted in Houston, Texas, by an independent accounting firm selected by: (i) mutual agreement of Buyer and Seller; or (ii) absent such agreement, by the Houston office of the American Arbitration Association (the “Accounting Consultant”). The Accounting Consultant shall not have been engaged to provide substantial work by any Party within the five (5) year period preceding the arbitration. The Accounting Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party and the Accounting Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Accounting Consultant, each of Seller and Buyer shall present the Accounting Consultant with its position with respect to the disputed items, and all other supporting information that it desires, with a copy to the other Party. The Accounting Consultant shall also be provided with a copy of this Agreement. Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Accounting Consultant, the Accounting Consultant shall make its determination, which shall be in accordance with the terms of this Agreement and shall be within the disputed range, and such determination shall be final and binding upon the Parties, without right of appeal, absent manifest error. The Accounting Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Accounting Consultant.

2.3.4 Further Revenues and Expenses. After the completion of the post-Closing adjustments under this Section 2.3: (a) if either Party receives revenues that belong to the other Party under this Agreement, the Party receiving the revenues agrees to promptly remit those revenues to the other Party; and (b) if either Party pays costs or expenses that are the responsibility of the other Party under this Agreement, then the Party on whose behalf the costs or expenses were paid agrees to promptly reimburse the other Party for the costs and expenses paid on its behalf upon receiving reasonably satisfactory evidence of such payment. However, neither Party will be obligated to reimburse the other Party for any such cost or expense (other than and excluding with respect to taxes) in excess of Ten Thousand Dollars ($10,000) unless it has been consulted about that cost or expense prior to payment.

2.4 Payment Method. Unless the Parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the Party receiving payment.

2.5 Principles of Accounting. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with accounting principles generally accepted in the petroleum industry, consistently applied, and applicable laws, rules and regulations, and in all cases will include the calculation of each adjustment therein and a copy of all documentation reasonably available and necessary to support each such adjustment.

2.6 Reporting Value of the Conveyed Interests. Neither Party will take any position in preparing financial statements, reports to shareholders or Governmental Authorities, or otherwise, that is inconsistent with the allocation of value for the Conveyed Interests in Exhibit C, unless the Parties otherwise agree in writing. Exhibit C sets forth the agreed allocation of the Purchase Price among the Leases and Wells (including with respect to Target Depth(s)) for purposes of determining Purchase Price adjustments under this Agreement; the value assigned to each portion of the Conveyed Interests in Exhibit C is hereafter referred to as the “Allocated Value” of that portion of the Conveyed Interests.

2.7 Section 1031 Exchange. Seller and Buyer hereby agree that Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event a Party assigns its rights under this Agreement pursuant to this Section 2.7, such Party agrees to notify the other Parties in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to: (a) consent to Seller’s assignment of its rights in this Agreement; and (b) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to: (i) consent to Buyer’s assignment of its rights in this Agreement; (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing; and (iii) at Closing, convey and assign directly to Buyer the Conveyed Interests upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations to the other Parties under this Agreement, and that no Party represents to any other Party that any particular tax treatment will be given to a Party as a result thereof. Seller and Buyer further agree that the Party not electing to effect a like-kind exchange will not incur any additional costs, expenses, fees or liabilities as a result of or connected with the like-kind exchange and will be held harmless and indemnified by the Party electing to effect a like-kind exchange from and against any such additional costs, expenses, fees or liabilities. Seller and Buyer acknowledge and agree that a Party’s election to structure the transaction under this Agreement as part of a like-kind exchange shall not extend the Closing Date and, in the event that the like-kind exchange cannot be structured such that the Closing shall occur on the Closing Date, then the Closing shall occur without the transaction being structured as a like-kind exchange.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties. By their execution of this Agreement, each Seller, solely as to such Seller, and Buyer, as to Buyer, each represent and warrant that the following statements are true and accurate as to itself, as of the Execution Date and the Closing Date.

3.1.1 Legal Entity Authority. It is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, is duly qualified to carry on its business in the states where the Subject Property is located, and has all the requisite corporate, limited partnership or limited liability company (as applicable) power and authority to enter into and perform this Agreement and any transaction documents related hereto to which it is or will be a party.

3.1.2 Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its certificate of formation, by-laws, partnership agreement or other governing documents to fully authorize the execution, delivery and performance of this Agreement and any transaction documents related hereto to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver pursuant hereto on or before the Closing Date: (a) have been, or (as applicable) at Closing will be, duly executed by its authorized representatives; (b) constitute its valid and legally binding obligations; and (c) upon execution, are enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Contractual or Legal Restrictions. Its execution, delivery and performance of this Agreement and any transaction documents related hereto to which it is or will be a party does not (i) conflict with or violate its articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other governing documents, or (ii) any agreement or instrument to which it is a party or by which it (or, in the case of Seller, the Subject Property) is bound, (iii) violate in any material respect any law, rule, regulation, ordinance, judgment, decree or order to which it or any of its property (including, in the case of Seller, the Subject Property) is subject, or (iv) result in a material breach or violation of, or constitute a material default (with or without notice or lapse of time or both) under or create any lien or encumbrance or give rise to a right of termination, acceleration, cancellation or repurchase of any obligation under, or cause a loss of any benefit or the imposition of any penalty under, any other agreement or instrument to which it is a party or by which it is bound (or, in the case of Seller, any Subject Property is bound), except, in each case (other than clause (i)), required consents to transfer and related provisions.

3.1.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to its Knowledge, threatened against it.

3.1.6 Brokers’ Fees. It has not incurred any obligation for brokers, finders or similar fees for which any other Party would be liable.

3.1.7 No Restraining Litigation. There is no action, suit, proceeding, claim or investigation by any Governmental Authority or other Person pending or, to its Knowledge, threatened in writing against it before any Governmental Authority that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2 Seller’s Representations and Warranties. By its execution of this Agreement, each Seller, solely as to such Seller, represents and warrants to Buyer that the following statements are true and accurate, in each case as of the Execution Date and the Closing Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.2.1 Lawsuits. Except as set forth on Schedule 3.2.1, as of the Execution Date, there is no active lawsuit or arbitral proceeding pending before any Governmental Authority or, to Seller’s Knowledge, threatened in writing, that: (a) would result in a material impairment or loss of title to any portion of the Subject Property; (b) seeks the imposition of damages with respect to the Subject Property; or (c) would materially hinder or impede the ownership or operation of the Subject Property, excepting, in each case, any Adverse Environmental Conditions or other environmental matter, the exclusive remedy of which is set out in Sections 3.2.8 and 5.3.

3.2.2 Compliance with Laws. To Seller’s Knowledge, as of the Execution Date, Seller is in compliance in all material respects with, all applicable laws with respect to the ownership of the Subject Property, excepting, in each case, any Adverse Environmental Conditions or other environmental matter, the exclusive remedy of which is set out in Sections 3.2.8 and 5.3.

3.2.3 Preferential Purchase Rights and Consents to Assign. Except (a) as disclosed in Schedule 3.2.3, (b) for consents and approvals from any Governmental Authority for the assignment (directly or indirectly) of the Subject Property to Buyer that are customarily obtained after such assignment of properties similar to the Subject Property, and (c) under contracts that are terminable upon sixty (60) days or less notice without payment of any termination fee, Seller’s interest in the Subject Property is not subject to any preferential purchase right, right of first refusal or other agreement which gives a Third Party the right to purchase any interest of Seller in the Subject Property (or any portion thereof) (other than Hydrocarbon sales and dedications pursuant to the Related Contracts) or required consent of any third-party to the sale of Seller’s interest in the Subject Property.

3.2.4 Tax Matters. Except as disclosed in Schedule 3.2.4:

(a) all Property Taxes, Excise Taxes and Severance Taxes of Seller that have become due and payable, whether or not shown on a Return, have been properly paid by Seller;

(b) all Returns for Property Taxes, Excise Taxes and Severance Taxes that are required to be filed by Seller have been duly and timely filed by Seller, and all such Returns are correct and complete in all material respects;

(c) there are no encumbrances for taxes on Seller’s interest in the Subject Property, other than Permitted Encumbrances;

(d) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Property Taxes, Excise Taxes or Severance Taxes;

(e) no audit, administrative, judicial or other proceeding with respect to Property Taxes, Excise Taxes or Severance Taxes of Seller has been commenced by any Governmental Authority or is presently pending and, to Seller’s Knowledge, no such proceeding has been threatened; and

(f) none of the Subject Properties is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code.

3.2.5 Imbalances. To Seller’s Knowledge, Schedule 3.2.5 sets forth the Production Imbalances as of the Execution Date.

3.2.6 Suspense Funds. To Seller’s Knowledge, Schedule 3.2.6 sets forth the Suspense Funds as of May 26, 2017.

3.2.7 Contracts. To Seller’s Knowledge, the Related Contracts listed in Exhibit A, Schedule 4 and Exhibit A, Schedule 6 constitute all contracts related to the Subject Property of the following types: (a) all joint venture agreements, joint operating agreements, unit agreements, farmout and farmin agreements, unit operating agreements and operating agreements, exploration agreements, participation agreements, and area of mutual interest agreements, (b) all production sales, transportation, compression, marketing and processing agreements, (c) all agreements related to the production of Hydrocarbons, including without limitation, any contract operating agreement, (d) any contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing (e) any contract that could reasonably be expected to obligate Seller to expend, or pursuant to which Seller may receive, in excess of one hundred thousand dollars ($100,000), net to Seller’s interest, in any calendar year, (f) any indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial arrangements that will not be released at Closing, (g) any purchase and/or acquisition agreements for which any terms remain executory, non-competition agreements or any agreements that purport to restrict, limit, or prohibit a party from engaging in any line of business or the manner in which, or the locations at which, such party conducts business and (h) any other Related Contracts that are material to the ownership or operation of the Subject Properties. Except as set forth on Schedule 3.2.7, as of the Execution Date, Seller is in material compliance and, to Seller’s Knowledge, all counterparties are in material compliance with the contracts listed on Exhibit A, Schedule 4 and Exhibit A, Schedule 6.

3.2.8 Environmental and Safety Matters. Except as disclosed on Schedule 3.2.8, as of the Execution Date, (a) to Seller’s Knowledge, there is no uncured material violation of Environmental Law with respect to the Subject Properties operated by Seller; (b) Seller has received no written notice from any Governmental Authority that any of the Subject Properties is in violation of, requires remediation under, or is the subject of an investigation or enforcement action under an Environmental Law; and (c) Seller has received no written notice from any third party of any claim arising under Environmental Law. Notwithstanding any other provision of this Agreement, the representation and warranty in this Section 3.2.8 shall be the sole and exclusive representation or warranty with respect to environmental matters and/or Environmental Laws and no other representation or warranty appearing in this Agreement shall be construed to cover any environmental matters or Environmental Laws.

3.2.9 Permits. Seller has all licenses, orders, franchises, registrations, permits, exemptions, variances, waivers, consents, allowances or credits, applications and other authorizations or approvals of all Governmental Authorities (the “Permits”) required for the operation of the Subject Property as presently operated by the Seller, except for Permits that have been applied for but not yet issued.

3.2.10 Wells. Except as disclosed on Schedule 3.2.10, there are not any Wells or other Equipment located on the Subject Properties that the Seller is as of the date hereof obligated by any applicable law or Related Contract to plug, dismantle and/or abandon.

3.2.11 Take or Pay. Except as is disclosed in Schedule 3.2.11 as of the respective dates shown thereon, Seller has not received any notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from Seller, nor has Seller received any payments for production which are subject to refund or recoupment out of future production.

3.2.12 Capital Commitments. Schedule 3.2.12 sets forth as of the Execution Date, all authorities for expenditures or other capital commitments in excess of $100,000, net to the interest of the Seller, relating to the Subject Properties for which all of the activities anticipated or commitments therein have not been completed as of the Execution Date.

3.2.13 Leases. As of the Execution Date, Seller has not received any unresolved written notice of a material default under any Lease.

3.2.14 Royalties. Except as disclosed on Schedule 3.2.14 and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable law, Seller has paid, in all material respects, all royalties, overriding royalties and other burdens on production due by Seller with respect to the Subject Properties.

3.2.15 Non-Consent. The Seller has not elected not to participate in any operation or activity proposed with respect to the Subject Properties which could result in the Seller’s interest in any Subject Properties becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the net revenue interest and working interest columns set forth in Exhibit A.

3.2.16 Insurance. As of the Execution Date, Seller maintains, or is entitled to the benefits of, and, immediately prior to Closing will maintain, or will be entitled to the benefits of, insurance covering the Subject Properties in amounts and with the insurers set forth on Schedule 3.2.16.

3.2.17 Rights to Production. Except for Permitted Encumbrances, and except as contained in the Related Contracts and Leases, no Hydrocarbons produced from the Subject Property are subject to a sales contract, and no person has any call upon, option to purchase or similar rights with respect to the Subject Property or to the production therefrom.

3.2.18 No Area of Mutual Interest. Except as shown on Schedule 3.2.18, as of the Closing, Seller is not a party to any area of mutual interest or similar arrangement with an Third Party that overlaps with any portion of the AMI Area.

3.2.19 Securities Laws and Seller’s Other Dealings. Seller has complied with all federal and state securities laws applicable to Seller in regard to the purchase and sale of the rights to the Additional Consideration and will comply with such applicable laws if it subsequently disposes of all or any part of the Additional Consideration. Seller is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933. Seller is acquiring the Additional Consideration solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of applicable federal or state securities laws.

3.3 Buyer’s Representations and Warranties. By its execution of this Agreement, Buyer represents and warrants to Seller that the following statements are true and accurate, as of the Execution Date and the Closing Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.3.1 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and in the business of purchasing, owning, developing and operating oil and gas properties and related financial and business matters. Buyer has (and had prior to the negotiations regarding this Agreement) such knowledge and experience in the ownership and operation of oil and gas properties and related financial and business matters as to be able to evaluate the merits and risks of an investment in the Conveyed Interests. Except to the extent of Seller’s express representations and warranties in Sections 3.1, 3.2 and the Special Warranty, in making the decision to enter into this Agreement, Buyer has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, environmental consulting and other professional counsel concerning this transaction, the Conveyed Interests and the value thereof.

3.3.2 Qualification. Buyer is now, or at Closing will be, and thereafter will continue to be, qualified to own and operate any oil, gas and mineral leases within the State of Texas. Consummating the transaction contemplated in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.3.3 Securities Laws and Buyer’s Other Dealings. Buyer has complied with all federal and state securities laws applicable to Buyer in regard to the purchase and sale of the Conveyed Interests and will comply with such laws if it subsequently disposes of all or any part of the Conveyed Interests. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933. Except for traditional mortgage financing from reputable financial institutions, Buyer has not sought or solicited, nor is Buyer participating with, investors, partners (other than owners of Buyer) or other Third Parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction.

3.3.4 No Knowledge. As of the Execution Date, Buyer has no knowledge of any Title Defect, Environmental Defect or any other fact or circumstance that would result in the breach of any representation, warranty or covenant of Seller hereunder.

3.3.5 No Area of Mutual Interest. As of the Closing, Buyer is not a party to any area of mutual interest or similar arrangement with any Third Party that overlaps with any portion of the AMI Area.

3.4 Representations and Warranties Exclusive. All representations and warranties contained in this ARTICLE 3 are exclusive, and are given in lieu of all other representations and warranties, express or implied.

3.5 Limitation as to Environmental Matters. Notwithstanding anything herein to the contrary, except for and excluding the representations and warranties of Seller in Section 3.2.8, the warranties and representations of Seller in this Agreement do not extend to environmental matters, regulatory permits, compliance with Environmental Laws, or environmental Claims pertaining to the ownership or operation of the Conveyed Interests. All liabilities and obligations of Seller and Buyer with respect to environmental matters, regulatory permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Conveyed Interests will be governed solely and exclusively by the provisions of Section 3.2.8, Section 5.3, Section 7.2, Section 7.3, Section 7.4 and applicable provisions of ARTICLE 8.

3.6 Limitations as to Title Matters. Notwithstanding anything herein to the contrary, except for and excluding the representations and warranties of Seller in Section 3.2.1(a), the warranties and representations of Seller in this Article 3 do not extend to any matter that could be considered to be a Title Defect under this Agreement. All liabilities and obligations of Seller and Buyer with respect to Title Defects will be governed solely and exclusively by the provisions of Section 5.6. A breach of the Special Warranty is not limited by this Section 3.6.

ARTICLE 4

DISCLAIMER OF WARRANTIES

4.1 Special Warranty of Title; Encumbrances. OTHER THAN LIENS THAT WILL BE RELEASED AT CLOSING, SELLER WILL CONVEY THE CONVEYED INTERESTS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, LIENS, ENCUMBRANCES AND SURFACE RIGHTS, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED, EXCEPT BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE AS SET FORTH IN THE ASSIGNMENTS (THE “SPECIAL WARRANTY”). RECOVERY ON THE SPECIAL WARRANTY IN THE CONVEYANCE SHALL BE LIMITED TO (a) CLAIMS VALIDLY ASSERTED ON OR PRIOR TO THE DATE THAT IS FIVE (5) YEARS AFTER THE CLOSING DATE AND (b) AN AMOUNT (WITHOUT ANY INTEREST ACCRUING THEREON) EQUAL TO THE REDUCTION IN THE PURCHASE PRICE TO WHICH BUYER WOULD HAVE BEEN ENTITLED HAD BUYER ASSERTED THE DEFECT GIVING RISE TO SUCH BREACH OF THE SPECIAL WARRANTY IN THE CONVEYANCE AS A TITLE DEFECT PRIOR TO THE TITLE CLAIM DATE PURSUANT TO SECTION 5.6, AND IN ANY EVENT NOT TO EXCEED THE ALLOCATED VALUE OF SUCH AFFECTED CONVEYED INTEREST, EXCEPT THAT THE TITLE DEFECT THRESHOLD AND THE AGGREGATE DEDUCTIBLE SHALL NOT APPLY AND WITHOUT DUPLICATION OF ANY RECOVERY BY BUYER PURSUANT TO SECTION 5.6. IT IS UNDERSTOOD AND AGREED THAT ANY STATEMENT OF INTERESTS IN THE EXHIBITS OR SCHEDULES TO THIS AGREEMENT OR IN THE ASSIGNMENT DOCUMENTS TO BE EXECUTED AT CLOSING IS NOT A WARRANTY OR REPRESENTATION BY SELLER REGARDING SELLER’S OWNERSHIP INTEREST IN THE CONVEYED INTERESTS, EXCEPT TO THE EXTENT RELATING TO THE SPECIAL WARRANTY. EXCEPT AS SET FORTH IN SECTIONS 3.2.1(a) AND 3.2.13, SELLER MAKES NO REPRESENTATION REGARDING, AND SHALL HAVE NO LIABILITY FOR, ANY FAILURE TO MAINTAIN ANY LEASE OR PORTION THEREOF IN ACCORDANCE WITH ITS TERMS.

4.2 Condition and Fitness of the Conveyed Interests. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY SELLER WILL CONVEY THE CONVEYED INTERESTS TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO: (a) THE CONDITION OR MERCHANTABILITY OF THE CONVEYED INTERESTS; (b) THE FITNESS OF THE CONVEYED INTERESTS FOR A PARTICULAR PURPOSE; OR (c) FREEDOM FROM OTHER DEFECTS. BEFORE CLOSING, BUYER HAS INSPECTED, WILL INSPECT OR HAS OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE CONVEYED INTERESTS AND, SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE 5, WILL ACCEPT THE CONVEYED INTERESTS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO: (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE CONVEYED INTERESTS (INCLUDING, WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND

RECOMPLETION OR DRILLING OPPORTUNITIES); (ii) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iii) THE PHYSICAL, OPERATING, PERMITTING COMPLIANCE, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS; (iv) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; OR (v) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE CONVEYED INTERESTS OR ANY VALUE THEREOF.

4.3 Information about the Conveyed Interests. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY OR OTHER AGREEMENT PREVIOUSLY EXECUTED BY THE PARTIES WITH RESPECT TO THE CONVEYED INTERESTS. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE CONVEYED INTERESTS. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY OR ON BEHALF OF SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND BUYER HAS NOT RELIED ON SUCH DATA, BUT BUYER HAS BEEN ADVISED BY AND HAS RELIED SOLELY ON ITS OWN EXPERTISE AND LEGAL, TAX, RESERVOIR ENGINEERING, ENVIRONMENTAL CONSULTING AND OTHER PROFESSIONAL COUNSEL CONCERNING THIS TRANSACTION, THE CONVEYED INTERESTS AND THE VALUE THEREOF.

4.4 Subrogation of Warranties. To the fullest extent allowed by law and the applicable agreement with any Third Parties, and solely to the extent related to Buyer’s Assumed Obligations for which Buyer indemnifies Seller hereunder, Seller will give and grant to Buyer, its successors and assigns, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Conveyed Interests or any part thereof.

ARTICLE 5

DUE DILIGENCE REVIEW OF THE CONVEYED INTERESTS

5.1 Records Review. To allow Buyer to conduct due diligence with respect to the Conveyed Interests, Seller shall make the Property Records available to Buyer at Seller’s applicable office(s), and Buyer’s authorized representatives, within three (3) Business Days of the Execution Date and thereafter from time to time at mutually agreeable times before Closing, during Seller’s normal business hours. Seller may have a representative present at all times during Buyer’s review of the Property Records. With Seller’s permission, Buyer may photocopy the Property Records at its sole expense. Except as otherwise contemplated by this Agreement, Buyer shall keep confidential all information relating to the Conveyed Interests made available to Buyer until the Closing Date to the extent required by the Confidentiality Agreement. Buyer shall take all reasonable steps necessary to ensure that Buyer’s authorized representatives comply with the provisions of this Section 5.1 and the Confidentiality Agreement, and Buyer shall be responsible for any violation hereof or thereof by any of its representatives.

5.2 Physical Inspection. Promptly (but no later than three (3) Business Days) after the Execution Date and thereafter from time to time before Closing, Seller will permit Buyer and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Conveyed Interests at times approved by Seller (not to be unreasonably withheld, conditioned or delayed). Seller may have a representative present at all times during Buyer’s inspections of the Conveyed Interests, including, without limitation, during any Phase I Environmental Assessment conducted by or on behalf of Buyer. Buyer shall repair any damage to the Conveyed Interests resulting from its inspection and shall INDEMNIFY, DEFEND AND HOLD HARMLESS each member of the Seller Group from and against any and all Claims arising from or in any way related to Buyer and its representatives inspecting or observing the Conveyed Interests and Seller’s records pursuant to this Article 5, including, without limitation, Claims for personal injuries to or death of any person(s) and damage to real or personal property REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF OR RESULT IN WHOLE OR IN PART, FROM THE CONDITION OF THE CONVEYED INTERESTS OR ANY MEMBER OF THE SELLER GROUP’S SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPTING ONLY CLAIMS TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP. If Closing occurs, and Seller elects to cure any Adverse Environmental Condition post-Closing, the terms of this Section 5.2 shall apply mutatis mutandis to Seller’s access to the Conveyed Interests post-Closing.

5.3 Environmental Assessment.

5.3.1 Inspection. Promptly (but no later than three (3) Business Days) after the Execution Date and thereafter from time to time prior to Closing, Buyer will have the right to conduct a non-invasive Phase I Environmental Assessment of the Conveyed Interests, subject to the terms set forth in Section 5.2 and this Section 5.3. The Phase I Environmental Assessment may be conducted by Buyer or by Buyer’s agent or representative, such agent or representative to be mutually acceptable to Seller and Buyer (the “Inspector”). For purposes of this Agreement, a “Phase I Environmental Assessment” means: (a) a review of Seller’s and the government’s environmental records; (b) the submission of pre-inspection questionnaires to Seller; (c) a site visit to visually inspect the Conveyed Interests; and (d) interviews with corporate and site personnel of Seller. A Phase I Environmental Assessment shall not include ambient air, soil or groundwater sampling, subsurface testing or invasive testing of any kind. Buyer will promptly provide a copy of the Inspector’s final Phase I Environmental Assessment to Seller, including, without limitation, all final reports, data, and conclusions of the Inspector. In the event that the Buyer conducts a Phase I Environmental Assessment, and the written report prepared by the Inspector in connection with the assessment reasonably recommends a Phase II Environmental Site Assessment (as defined in the applicable ASTM International Standards) with respect to a Conveyed Interest, the Buyer shall not be allowed to conduct a Phase II Environmental Site Assessment on such affected Conveyed Interest without the prior written consent of Seller, which consent may not be unreasonably withheld. If Buyer is not granted access to a portion of the Conveyed Interests to conduct a Phase I Environmental Assessment or is not allowed to conduct a proposed Phase II Environmental Assessment, Buyer may, at its option, exclude all or any portion of the affected Conveyed Interest, in which case the Purchase Price will be reduced by the Allocated Value of the excluded Conveyed Interest.

5.3.2 Inspection Results. In addition to Buyer’s confidentiality obligations in Section 11.3, Buyer agrees not to disclose the Inspector’s Phase I Environmental Assessment or any written reports, data and conclusions of the Inspector (including any drafts) (the “Inspection Results”) or any Seller information reviewed during the Phase I Environmental Assessment to Third Parties without the prior written agreement of Seller, except as required by law or by the order of a court or regulatory agency, provided that Buyer shall notify Seller in writing not less than twenty-four (24) hours prior to making any such required disclosure. This confidentiality obligation shall be effective until the Closing Date. If Closing does not occur, the confidentiality obligation shall continue and the Inspection Results shall be deemed the property of the Seller and Buyer shall provide any remaining copies of the Inspection Results to Seller or promptly destroy such copies. If Closing does occur, this confidentiality obligation shall apply mutatis mutandis to Seller, the Inspection Results shall be deemed the property of the Buyer, and Seller shall provide any remaining copies of the Inspection Results to Buyer or promptly destroy such copies; provided, that Seller shall be permitted to use such information for purposes consistent with this Section 5.3.

5.3.3 Notice of Adverse Environmental Conditions. Prior to Closing, Buyer will review the Inspection Results for the Conveyed Interests and determine, based on the Inspection Results and such other information as may be available to Buyer, if any Adverse Environmental Conditions exist with respect to the Conveyed Interests. Buyer will notify Seller in writing of any Adverse Environmental Condition it discovers with respect to the Conveyed Interests as soon as reasonably practicable after its discovery, but in no event later than the date that is thirty (30) days after the Execution Date (the “Environmental Claim Date”). To be effective, such notice must be in writing and must include: (a) a detailed description of the alleged Adverse Environmental Condition; (b) the Conveyed Interests affected; (c) the Allocated Value of the Conveyed Interests subject to the alleged Adverse Environmental Condition; (d) all data and information in Buyer’s and/or the Inspector’s possession or control bearing thereon, including, without limitation, a copy of the Inspection Results, limited to that portion of the Conveyed Interests subject to the Adverse Environmental Condition; and (e) the estimated Environmental Defect Value attributable thereto. The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated cost of any remediation designed to meet the least restrictive standard or lowest cost remedy that complies with applicable Environmental Laws (including where applicable, engineering or institutional controls or any less stringent standards or remedies resulting from site-specific risk assessments) based on the current nature of use of the relevant facility or property, on a current cost basis, net to Seller’s interest in the relevant Conveyed Interests (the “Standard”). The term “Adverse Environmental Condition” means and includes, with respect to any portion of the Conveyed Interests: (a) the failure of the Conveyed Interests to be in compliance with applicable Environmental Laws; (b) the Conveyed Interests being subject to any uncured notices of violations of or noncompliance with, or pending claims under, any applicable Environmental Laws; or (c) any Materials of Environmental Concern have been released and are present at any portion of the Conveyed Interests in violation of Environmental Laws. The term “Environmental Laws” means any statute, law, ordinance, rule, regulation, permit, injunction or consent order or decree issued by any Governmental Authority in effect on or before the Effective Time relating to the control of any pollutant (including radioactive materials) or protection of the air, water, land or environment, natural resources, threatened or endangered species, worker health and safety, or the release or disposal of Materials of Environmental Concern. The term “Materials of Environmental Concern” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released. Except for Seller’s indemnification in Section 8.4.1 with respect to breaches of the representation in Section 3.2.8 and Seller’s indemnification in Section 8.4.6, Buyer shall be deemed to have conclusively waived and assumed all liability for, and Seller shall have no liability for, all Adverse Environmental Conditions of which Seller has not been given timely notice in accordance with the requirements of this Section 5.3.3.

5.3.4 Remedies for Adverse Environmental Conditions.

(a) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to remediate to the Standard any Adverse Environmental Conditions of which it has been advised by Buyer prior to the Environmental Claim Date. Seller may elect to attempt to remediate such Adverse Environmental Conditions which are capable of being remediated until the Cure Deadline, but must provide Buyer notice of such election at least seven (7) days prior to the Closing Date. Seller’s election to attempt to remediate an Adverse Environmental Condition shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to remediate, the Adverse Environmental Condition. If Seller timely elects to remediate any Adverse Environmental Condition, Buyer shall grant Seller a limited right of access as needed to complete such efforts; provided, however, that until the Adverse Environmental Condition is remediated to the Standard, Seller shall INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS from and against all Claims related to such Adverse Environmental Condition, provided, further, however, that this indemnity shall terminate as to a particular Adverse Environmental Condition when the Adverse Environmental Condition is remediated to the Standard.

(b) Subject to Buyer’s satisfaction of the Environmental Threshold and Aggregate Deductible, for each undisputed Adverse Environmental Condition identified prior to the Environmental Claim Date as provided in Section 5.3.3 which Seller does not elect to cure pursuant to Section 5.3.4(a), Seller shall transfer the affected Conveyed Interests to Buyer at Closing and reduce the Purchase Price by an amount equal to the estimated cost of remediating such Adverse Environmental Condition to the Standard; provided, that if the Environmental Defect Value exceeds the Allocated Value of the affected Conveyed Interests, either Party shall be entitled (at its sole discretion) to elect to have Seller retain the affected Conveyed Interests and reduce the Purchase Price by the Allocated Value thereof (which Purchase Price reduction for the Allocated Value of a Conveyed Interest so retained shall not be subject to the Environmental Threshold and Aggregate Deductible).

(c) Subject to Buyer’s satisfaction of the Environmental Threshold and Aggregate Deductible, for (i) each disputed Adverse Environmental Condition identified prior to the Environmental Claim Date as provided in Section 5.3.3 and (ii) each Adverse Environmental Condition which Seller elects to cure pursuant to Section 5.3.4(a), Seller shall, without prejudice to Seller’s position as to the existence or nature of or cost to remediate such Adverse Environmental Condition, transfer the affected Conveyed Interests to Buyer at Closing and Buyer shall remit at Closing to the escrow account described in the Escrow Agreement (such account, the “Defect Escrow”), and the Parties shall reduce the Purchase Price at Closing by, an amount equal to Buyer’s asserted Environmental Defect Value set forth in good faith in Buyer’s notice delivered under Section 5.3.3 with respect to any Adverse Environmental Condition (such amount(s), the “Environmental Defect Escrow Amount”); provided, that if Buyer’s asserted Environmental Defect Value set forth in good faith in Buyer’s notice delivered under Section 5.3.3 with respect to an affected Conveyed Interest exceeds the Allocated Value of such affected Conveyed Interest, either Party shall be entitled (at its sole discretion) to elect to have Seller retain such affected Conveyed Interest at the Closing and reduce the Purchase Price by the entire Allocated Value thereof (which Purchase Price reduction for the Allocated Value of a Conveyed Interest so retained shall not be subject to the Environmental Threshold and Aggregate Deductible). To the extent at any time prior to the Cure Deadline, Seller remediates any Adverse Environmental Condition which Seller elected to remediate pursuant to Section 5.3.4(a) to the Standard, the Parties shall instruct the Escrow Agent to remit the applicable amount in the Defect Escrow to Seller within ten (10) days after Seller remediates such Adverse Environmental Condition to the Standard. To the extent Seller fails to remediate any Adverse Environmental Condition to the Standard prior to the Cure Deadline which Seller elected to remediate pursuant to Section 5.3.4(a) and Seller and Buyer have agreed on the estimated cost of remediating such Adverse Environmental Condition, the Parties shall instruct the Escrow Agent to remit the applicable amount(s) in the Defect Escrow to the applicable Party within ten (10) days after the Cure Deadline. With respect to any Conveyed Interest for which the Environmental Defect Value set forth in Buyer’s notice delivered under Section 5.3.3 exceeded the Allocated Value of such affected Conveyed Interest and was excluded from Closing by Buyer pursuant to Section 5.3.4(b) or the proviso in this Section 5.3.4(c) above and which Seller elected to remediate pursuant to Section 5.3.4(a), if following remediation by Seller such Environmental Defect Value with respect to such affected Conveyed Interest has been remediated to an amount less than the Allocated Value of the affected Conveyed Interest, without limiting Buyer’s rights under Section 5.3.5, (x) Seller shall execute and deliver to the Buyer an assignment (substantially in the form of the Assignment) of the Conveyed Interests affected by such cured or partially cured Adverse Environmental Condition and (y) Buyer shall contemporaneously deliver to Seller, by wire transfer in immediately available funds to Seller’s account, an amount equal to the Allocated Value of the affected Conveyed Interest less such Environmental Defect Value. Any disputes over the existence of Adverse Environmental Condition(s), the extent of remediation of Adverse Environmental Conditions or Environmental Defect Values shall be subject to resolution under Section 5.3.5.

(d) Notwithstanding anything to the contrary in this Section 5.3, Buyer shall have no remedy hereunder for any Adverse Environmental Condition unless: (i) the Environmental Defect Value for such Adverse Environmental Condition exceeds Eighty Thousand Dollars ($80,000) net to Seller’s interest in the allegedly affected portion of the Conveyed Interest (the “Environmental Threshold”), in which event the value of such defect will be taken into account from first dollar; and (ii) the sum of the aggregate (A) Environmental Defect Values for the Adverse Environmental Conditions with Environmental Defect Values exceeding the Environmental Threshold and (B) Title Defect Values for the Title Defects with Title Defect Values exceeding the Title Defect Threshold, exceeds Eleven Million Nine Hundred Thousand Dollars ($11,900,000) (the “Aggregate Deductible”), and then only to the extent such amount exceeds the Aggregate Deductible; provided, however, that such limitations shall not apply with respect to any Conveyed Interests which either Party elected to have Seller retain under Section 5.3.4(b) or 5.3.4(c) due to the Environmental Defect Value being greater than the Allocated Value of the affected Conveyed Interest; and provided, further, that such Aggregate Deductible shall not apply with respect to any Title Defect constituting a Lease expiring between the Effective Time and the Closing Date that would have been prevented by the operations set forth in Schedule 10.1. The Parties agree that if the same Adverse Environmental Condition affects more than one Conveyed Interest (e.g., systematic, similar Adverse Environmental Conditions at multiple sites, including missing Spill, Prevention, Countermeasure and Control plans at each site), then the amounts attributable to such Adverse Environmental Condition for each Conveyed Interest affected by such Adverse Environmental Condition shall be aggregated for the purposes of determining whether the Environmental Threshold has been met with respect to such Adverse Environmental Condition.

5.3.5 Adverse Environmental Condition Disputes. Without prejudice to Seller’s position as to the existence or nature of a timely and properly asserted Adverse Environmental Condition or the cost to remediate a timely and properly asserted Adverse Environmental Condition to the Standard, Seller and Buyer shall attempt to agree prior to the Closing Date on: (a) the existence of an Adverse Environmental Condition; (b) Seller’s remediation of any Adverse Environmental Condition to the Standard; and (c) the Environmental Defect Value associated with all timely and properly asserted Adverse Environmental Conditions. If Seller and Buyer are unable to agree on any of the above (collectively or individually, as applicable, the “Disputed Environmental Matters”) prior to the Closing Date, (i) the affected Conveyed Interests will be conveyed to Buyer at Closing, (ii) the Environmental Defect Escrow Amount will be deposited into the escrow account described in the Escrow Agreement in accordance with Section 5.3.2, and (iii) the Disputed Environmental Matters shall be exclusively and finally resolved by expert determination to be conducted in Houston, Texas pursuant to this Section 5.3.5. If the Parties agree on the amount due with respect to any disputed items or a final determination is made by the Environmental Consultant, and a payment adjustment is required, the Parties shall instruct the Escrow Agent to remit the applicable amount(s) in the Defect Escrow to the applicable Party within ten (10) days after the Parties reach agreement or the Environmental Consultant makes its determination. During the ten (10) day period following the Closing Date or following the Cure Deadline, as applicable, all Disputed Environmental Matters shall be submitted to an environmental consultant with at least fifteen (15) years’ experience in oil and gas environmental matters as selected by: (i) mutual agreement of Buyer and Seller; or

(ii) absent such agreement during the ten (10) day period, by the Houston office of the American Arbitration Association (the “Environmental Consultant”). The Environmental Consultant shall not have been employed by any Party within the five (5) year period preceding the arbitration. The Environmental Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party and the Environmental Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Environmental Consultant, each of Seller and Buyer shall present the Environmental Consultant with a written statement of its position on the Disputed Environmental Matters, including a written statement of its position with respect to any disputes regarding: (x) the existence of any properly and timely asserted Adverse Environmental Condition; (y) the proposed remediation of any properly and timely asserted Adverse Environmental Condition to the Standard; and (z) the Environmental Defect Value, in each case as applicable, together with all other supporting information that it deems relevant, with a copy to the other Party. The Environmental Consultant shall also be provided with a copy of this Agreement. Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Environmental Consultant, the Environmental Consultant shall make his determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making its determination, the Environmental Consultant shall be bound by the rules set forth in this Section 5.3. In no event shall the Environmental Consultant select an amount higher than the amount proposed by Buyer, as applicable. The Environmental Consultant shall act as an expert for the limited purpose of determining: (A) the existence of any timely and properly asserted Adverse Environmental Condition in dispute; (B) whether any properly and timely asserted Adverse Environmental Condition has been remediated to the Standard; and (C) the specific disputed Environmental Defect Values. The Environmental Consultant may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Environmental Consultant.

5.3.6 Exclusive Remedy. The remedies set forth in this Section 5.3 and Seller’s indemnification in Section 8.4.1 with respect to breaches of the representation in Section 3.2.8 are the sole and exclusive remedies of Buyer with respect to any Adverse Environmental Condition (and all Buyer Environmental Obligations arising out of any such Adverse Environmental Condition) attributable to the ownership or operation of the Conveyed Interests by Seller or any of its Affiliates prior to the Effective Time, or the condition of the Conveyed Interests prior to the Effective Time, regardless of whether Buyer notifies Seller of any such Adverse Environmental Condition. Seller shall have no liability to Buyer for any such Adverse Environmental Condition (or its related Buyer Environmental Obligations) if Buyer fails to notify Seller as provided in Section 5.3.3.

5.4 Bonding Requirements. Buyer agrees to promptly purchase and post any and all bonds, supplemental bonds or other securities which may be required of it pursuant to all applicable federal, state and local laws, rules and regulations.

5.5 Consents to Assign.

5.5.1 Notices to Holders.

(a) If Seller’s right to convey any of the Conveyed Interests to Buyer is subject to Third Party consents to assign or similar rights, excluding consents ordinarily obtained after Closing (collectively, “Consents”), then, as soon as reasonably practical after the Execution Date (unless delayed by Buyer’s review, as provided below) Seller shall: (i) notify the holders of the Consents identified on Schedule 3.2.3 that Seller intends to transfer the Conveyed Interests to Buyer; (ii) provide the holders of such Consents with any information about the transfer of the Conveyed Interests to which they are entitled; and (iii) request the holders of such Consents to consent to the assignment of the affected Conveyed Interests to Buyer. Buyer shall take all actions reasonably necessary or required to obtain such Consents.

(b) Before Closing, Seller shall notify Buyer whether: (i) any Consents are granted or denied or cannot be obtained before Closing; or (ii) the requisite time periods have elapsed and any Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

5.5.2 Remedies.

(a) Consents. Before Closing, Seller shall use reasonable efforts (which shall not require the payment of money Buyer does not agree to pay, and for which Seller may not make any new commitment binding on Buyer without Buyer’s prior written consent) to obtain all Consents. If Seller is unable to obtain a Consent that (i) if not obtained by Closing, would invalidate the instrument giving rise to such Consent or (ii) if not obtained by Closing, would make the conveyance or assignment of the affected Conveyed Interests void or voidable (each, a “Hard Consent”), then, unless waived by both Parties, the portion of the Conveyed Interests affected by the Hard Consent shall be excluded from the Conveyed Interests delivered at Closing and the Purchase Price shall be adjusted downward by the Allocated Value of such Conveyed Interests; provided, however, that Seller shall have the option to elect in writing at any time prior to the Final Settlement Date to instead exclude such Conveyed Interests from the Conveyed Interests delivered at Closing with no adjustment to the Purchase Price (such excluded Conveyed Interests the “Delayed Conveyed Interests”) under and in accordance with Section 5.5.2(c). If Seller is unable to obtain any Consent that is not a Hard Consent, then Seller and Buyer shall proceed to Closing as to the portion of the Conveyed Interests affected by such un-obtained Consent without adjustment to the Purchase Price, subject to the further obligations of Seller and Buyer set forth in this Section 5.5.2(a). After Closing, Seller shall use commercially reasonable efforts to obtain any un-obtained Consents (which shall not require the payment of money Buyer does not agree to pay), including Consents alleged by Third Parties or identified after Closing, and Buyer shall provide reasonable assistance to Seller. If Seller is able to obtain a Hard Consent prior to the Final Settlement Date, then Buyer shall pay to Seller the Allocated Value of such Conveyed Interests excluded from the Closing and the Conveyed Interests affected by such Hard Consent shall be transferred to Buyer pursuant to an assignment in the form of Exhibit D or Exhibit E, as applicable. If Seller is unable to obtain a Hard Consent on or before the Final Settlement Date, then Seller shall retain ownership of the affected portion of the Conveyed Interests. If Seller is unable to obtain a Consent that is not a Hard Consent on or before the Final Settlement Date, then Buyer shall retain ownership of the affected portion of the Conveyed Interests.

(b) Limitation of Liability. Except to the extent that Buyer can establish that Seller failed to fulfill the obligations set forth above in this Section 5.5, Buyer shall DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS from and against all Claims, actions, causes of action whatsoever that arise out of the failure to obtain any Consents that are not Hard Consents with respect to any transfer by Seller to Buyer of any portion of the Conveyed Interests WHETHER OR NOT SUCH CLAIMS, ACTIONS OR CAUSES OF ACTION ARISE OUT OF THE NEGLIGENCE OF SELLER (INCLUDING SELLER’S SOLE, SIMPLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER.

(c) Delayed Conveyed Interests. With respect to any Delayed Conveyed Interests, Seller shall hold such Delayed Conveyed Interest separate and for the use and benefit, to the extent it has the legal right to do so, of Buyer (at the expense of Seller). In addition, to the extent permitted by Law and to the extent otherwise permissible in light of any approval or consent requirement, Seller shall take such other reasonable actions (including those reasonably requested by Buyer) to place Buyer, to the extent it has the legal right to do so, in the same position as if such Delayed Conveyed Interest had been transferred, assigned, or conveyed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Conveyed Interest, including possession, use, risk of loss, potential for gain, and dominion, control, and command over such asset, are to inure from and after the Closing Date to Buyer. To the extent permitted by Law and to the extent otherwise permissible in light of any approval or consent requirement, Buyer shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Conveyed Interest not yet transferred to it as a result of this Section 5.5.2(c). If and when such amendments, consents or approvals are obtained, then the transfer of the applicable Delayed Conveyed Interest shall be promptly effected in accordance with the terms of this Agreement, without the payment of additional consideration pursuant to an assignment in the form of Exhibit D or Exhibit E, as applicable.

5.6 Title Defects.

5.6.1 Certain Definitions.

(a) Title Defects. For the purposes of this Agreement, a “Title Defect” means, to the extent related to the Conveyed Interest (and without duplication of any reduction in Allocated Value), (A) with respect to each Lease that is not held by production or otherwise maintained in force, such Lease having a primary term expiration date more than seven (7) days earlier than the primary term expiration date set forth on Exhibit A, Schedule 1 with respect to such Lease, unless such primary term expiration date is more than nine (9) months subsequent to the Target Closing Date, (B) with respect to any Lease, where the satisfaction of the continuous drilling obligation under such Lease (or the satisfaction of the drilling obligation under the applicable pooling agreement or the satisfaction of the requirements of Title 31, Chapter 9, Sections 9.34(b), (c)(1), or (d) of the Texas Administrative Code) does not operate to maintain and hold Seller’s title or interest in and to the applicable Target Depth set forth in Exhibit A, Schedule 1 with respect to such Lease, (C) with respect to any horizontal Well treated or classified as an allocation well that crosses more than one Lease or leasehold tract, any instance where Seller has remitted proceeds of production to a third party without the benefit of either a production sharing agreement or division order executed by such third party and (D) any (1) lien or security interest affecting Seller’s title or interest in the Conveyed Interests; or (2) impairment, encroachment, irregularity, defect in or dispute concerning Seller’s title to the Conveyed Interests that would:

(i) reduce Seller’s net revenue interest in the currently producing formations of any Well (as such currently producing formations is set forth on in Exhibit A, Schedule 2 with respect to each Well) below that net revenue interest set forth for such Well in Exhibit A, Schedule 2 with respect to such currently producing formations;

(ii) increase Seller’s working interest (X) in any Lease above that set forth for the Target Depth in Exhibit A, Schedule 1 with respect to such Lease or (Y) in the currently producing formations of any Well (as such currently producing formations is set forth on in Exhibit A, Schedule 2 with respect to each Well) above that set forth for such Well in Exhibit A, Schedule 2 with respect to such currently producing formations, in each case of (X) or (Y) without a corresponding and at least a proportionate increase in Seller’s net revenue interest;

(iii) reduce the number of net mineral acres attributable to Seller’s interest in a Lease, insofar as such Lease affects the Target Depth, below that set forth in Exhibit A, Schedule 1 with respect to such Lease and Target Depth;

(iv) reduce Seller’s net revenue interest in a Lease, insofar as such Lease affects the Target Depth, below that set forth in Exhibit A, Schedule 1 with respect to such Lease and Target Depth; or

(v) cause the Conveyed Interests to not be free and clear of any lien or similar encumbrance.

For purposes of this Section 5.6, the “Target Depth” shall refer to those certain depths described on Exhibit A, Schedule 1 for the Leases. For purposes of this Section 5.6, a “net mineral acre” shall mean as to each parcel or tract of land burdened by a Lease, the product of (a) the number of acres of land that are in such parcel or tract (i.e., gross acres), multiplied by (b) the lessor’s undivided interest in the lands covered by such Lease, multiplied by (c) the Seller’s undivided interest in such Lease (provided, however, if items (b) and (c) of the definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area). Notwithstanding the foregoing, the following shall not be considered Title Defects: (1) any matter based solely on lack of information or documents in Seller’s files; (2) any failure to record state or federal Leases or assignments thereof in county records; (3) any Adverse Environmental Condition, Production Imbalances, Permitted Encumbrance or Consents; (4) defects arising out of lack of survey; (5) the treatment or classification of any horizontal well as an allocation well that crosses more than one Lease or leasehold tract, including (i) the failure of such Leases or leasehold tracts as to such well to be subject to a production sharing agreement or similar agreement, whether in whole or in part and (ii) the allocation of Hydrocarbons produced from such well among such Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production, except, as to both (i) and (ii), to the extent that Seller has remitted proceeds of production to a third party without the benefit of either a production sharing agreement or a division order executed by such third party; (6) defects that have been cured or remedied by applicable laws of limitations or prescription; (7) any reductions in net revenue interest to reflect changes that accompany the formation of units in accordance with the covenants relating to the interim period in Section 10.1, except with respect to Leases in Units of a Well drilled by Seller or that is commenced or scheduled to be commenced prior to the Closing Date; and (8) defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings.

(b) Permitted Encumbrances. The term “Permitted Encumbrance” means:

(i) any materialmans’, mechanics’, repairmans’, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Conveyed Interests, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith;

(ii) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles;

(iii) any liens or security interests created in the Leases for royalty, bonus or rentals, in each case, to the extent any such amounts are currently unpaid and the net cumulative effect of such burdens do not operate to (A) interfere in any material respect with Buyer’s ownership or operation of the portion of the Conveyed Interests burdened thereby as currently operated, (B) reduce the net revenue interest of Buyer in all or a portion of the Conveyed Interests below that specified in the applicable Schedule to Exhibit A or increase the working interest of Buyer in all or a portion of the Conveyed Interests above that specified in the applicable Schedule to Exhibit A without a corresponding and at least proportionate increase in net revenue interest, (C) reduce Seller’s net revenue interest in a Lease below that set forth in Exhibit A, Schedule 1 or (D) reduce Seller’s net mineral acres in a Lease below that set forth in Exhibit A, Schedule 1;

(iv) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with Seller’s ownership or operation of the portion of the Conveyed Interests burdened thereby;

(v) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other, in each case, that are of record and to the extent the net cumulative effect of such burdens do not operate to (A) interfere in any material respect with Buyer’s ownership or operation of the portion of the Conveyed Interests burdened thereby as currently operated, (B) reduce the net revenue interest of Buyer in all or a portion of the Conveyed Interests below that specified in the applicable Schedule to Exhibit A or increase the working interest of Buyer in all or a portion of the Conveyed Interests above that specified in the applicable Schedule to Exhibit A without a corresponding and at least proportionate increase in net revenue interest, (C) reduce Seller’s net revenue interest in a Lease below that set forth in Exhibit A, Schedule 1 or (D) reduce Seller’s net mineral acres in a Lease below that set forth in Exhibit A, Schedule 1;

(vi) excepting circumstances where such rights have already been triggered, conventional rights of reassignment arising upon surrender or abandonment of any Conveyed Interests;

(vii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells and all applicable laws, rules, regulations and orders of such authorities, in each case, to the extent the net cumulative effect of such burdens do not operate to (A) interfere in any material respect with Buyer’s ownership or operation of the portion of the Conveyed Interests burdened thereby as currently operated, (B) reduce the net revenue interest of Buyer in all or a portion of the Well below that specified in the applicable Schedule to Exhibit A or increase the working interest of Buyer in all or a portion of the Conveyed Interests above that specified in the applicable Schedule to Exhibit A without a corresponding and at least proportionate increase in net revenue interest or (C) reduce Seller’s net revenue interest in a Lease below that set forth in Exhibit A, Schedule 1.

(viii) any other liens, charges, encumbrances, obligations, discrepancies or other defects in Seller’s title which do not, individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Conveyed Interests subject thereto or affected thereby and which would be accepted by a reasonable and prudent operator of oil and gas properties in the same region in which the Conveyed Interest is located;

(ix) any defects or irregularities in acknowledgements;

(x) any defects and irregularities arising out of the lack of recorded powers of attorney from individuals, corporations or partnerships to execute and deliver documents on their behalf;

(xi) defects or irregularities resulting solely from prior oil and gas leases, which, on their face, expired more than ten (10) years ago;

(xii) any defects, irregularities or clouds on title, which may arise as a result of a stranger to title or scrivener’s error in a duly recorded deed or instrument;

(xiii) defects or irregularities arising out of mortgages, deeds of trust, and other encumbrances, which, by their terms, matured more than ten (10) years ago, but which have not been released of record;

(xiv) defects or irregularities in title, which, for a period of twenty-five (25) years or more have not delayed or prevented Seller (or its predecessors) from receiving its net revenue interest share of the proceeds of production from any Well or Lease;

(xv) any liens or security interests that Seller releases on or prior to the Closing Date;

(xvi) any defects or irregularities arising prior to 1960; or

(xvii) any maintenance of uniform interest provision in any operating or similar agreement.

(c) Title Benefit. The term “Title Benefit” means any right, circumstance or condition that operates (i) to increase Seller’s net revenue interest in any Well or Lease above that set forth in Exhibit A, Schedule 1 or Exhibit A, Schedule 2, as applicable, and in the case of a Well, without causing a greater than proportionate increase in Seller’s working interest or (ii) increases the number of net mineral acres attributable to any Lease above that set forth in Exhibit A, Schedule 1.

5.6.2 Notice of Title Defects and Title Benefits; Defect and Benefit Adjustments.

(a) Buyer will review title to the Wells and Leases prior to Closing and notify Seller in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event later than the date that is thirty (30) days after the Execution Date (the “Title Claim Date”). To be effective, such notice shall be in writing and shall include: (i) a detailed description of the alleged Title Defect(s); (ii) the Well or Lease affected; (iii) the Allocated Value of the Well or Lease subject to the alleged Title Defect(s); (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and (v) the amount by which Buyer reasonably believes the Allocated Value of the affected Well or Lease is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Buyer shall be deemed to have conclusively waived, and Seller shall have no liability for, all Title Defects of which Seller has not been given timely notice on or before the Title Claim Date in accordance with the requirements of this Section 5.6.2.

(b) Should Buyer discover any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable, but in any case no later than the Title Claim Date, deliver to Seller a notice including: (i) a detailed description of the Title Benefit(s); (ii) the Well or Lease affected; (iii) the Allocated Value of the Well or Lease subject to such Title Benefit(s); and (iv) the amount by which Buyer reasonably believes the Allocated Value of the affected Well or Lease is increased by the Title Benefit(s) and the computations and information upon which Buyer’s belief is based. Subject to the limitations set forth in Section 5.6.2(e) below, Seller shall have the right, but not the obligation, to deliver to Buyer a similar notice on or before the Cure Deadline; provided, that with respect to Title Benefits related to Conveyed Interests for which Buyer asserts a claim under the Special Warranty, Seller shall have the right, but not the obligation, to deliver to Buyer such notice within a reasonable period following the assertion of such claim.

(c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Buyer prior to the Title Claim Date. Seller may elect to attempt to cure such Title Defect until the day that is one hundred and ten (110) days after Closing (the “Cure Deadline”), but must provide Buyer notice of such election at least seven (7) days prior to the Closing Date. Seller’s election to attempt to cure a Title Defect shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Title Defect.

(d) Seller’s interest in each Well or Lease affected by Title Defects properly reported under Section 5.6.2(a) and not cured prior to the Closing Date shall be assigned to Buyer at Closing subject to all such uncured Title Defects. If Seller has not provided notice under Section 5.6.2(c) of its election to attempt to cure a Title Defect and such Title Defect is not disputed, the Purchase Price shall be adjusted by an amount (the “Title Defect Value”) equal to the reduction in the Allocated Value for the affected Well or Lease caused by such Title Defect, as determined pursuant to Section 5.6.2(f), subject to Section 5.6.2(h). If Seller has provided such notice under Section 5.6.2(c) or with respect to any disputed Title Defect, Seller shall, without prejudice to Seller’s position as to the existence or nature of or ability to cure such Title Defect, transfer the affected Conveyed Interests to Buyer at Closing and Buyer shall remit at Closing to the Defect Escrow, and the Parties shall reduce the Purchase Price at Closing by, Buyer’s asserted Title Defect Value set forth in good faith in Buyer’s notice delivered under Section 5.6.2(a) with respect to any such Title Defects (such amount(s), the “Title Defect Escrow Amount”, and together with the Environmental Defect Escrow Amount, if any, the “Defect Escrow Amount”). To the extent at any time prior to the Cure Deadline, Seller cures any Title Defect which Seller elected to cure pursuant to Section 5.6.2(c), the Parties shall instruct the Escrow Agent to remit the applicable amount in the Defect Escrow to Seller within ten (10) days after Seller cures such Title Defect. To the extent Seller fails to cure any Title Defect prior to the Cure Deadline which Seller elected to cure pursuant to Section 5.6.2(c) and Seller and Buyer have agreed on the Title Defect Values for such Title Defects, the Parties shall instruct the Escrow Agent to remit the applicable amount(s) in the Defect Escrow to the applicable Party within ten (10) days after the Cure Deadline. Any disputes over the existence of Title Defect(s), the extent of cure of Title Defects or Title Defect Values shall be subject to resolution under Section 5.6.2(h). Should the cumulative Title Defect Value with respect to any Well or Lease equal the entire Allocated Value for the affected Conveyed Interest, then (i) if, after taking such Title Defect Value into account, the Aggregate Deductible has not been exceeded as provided in Section 5.6.2(f)(ix), Buyer may, within ten (10) days of any such determination, elect to (A) retain such Well or Lease or (B) reconvey to Seller all of its rights with respect to such Well or Lease by conveyance without warranty (other than a special warranty of title by, through or under Buyer, but not otherwise) and, for the avoidance of doubt, without any reduction in the Purchase Price and (ii) if, after taking such Title Defect Value into account, the Aggregate Deductible has been exceeded as provided in Section 5.6.2(f)(ix), Buyer shall, within ten (10) days of any such determination, reconvey to Seller all of its rights with respect to such Well or Lease by conveyance without warranty (other than a special warranty of title by, through or under Buyer, but not otherwise) and the Purchase Price shall be decreased in the Final Settlement by the entire Allocated Value for such reconveyed Well or Lease, subject to the application of Section 5.6.2(f)(ix).

(e) With respect to each Well or Lease affected by Title Benefits reported by Buyer or Seller prior to the Cure Deadline (or of which Buyer had knowledge and should have reported under Section 5.6.2(b)) an amount equal to the increase in the Allocated Value for such Well or Lease caused by such Title Benefits, as determined pursuant to Section 5.6.2(g) (the “Title Benefit Value”) shall only be used to reduce the amount of aggregate Title Defect Value attributable to Title Defects properly and timely raised by Buyer after taking into account the Title Defect Threshold and shall not be used to increase the Purchase Price.

(f) The Title Defect Value resulting from a Title Defect shall be determined as follows:

(i) if Buyer and Seller agree in writing on the Title Defect Value, that amount shall be the Title Defect Value;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Conveyed Interest in the affected Well or Lease;

(iii) if the Title Defect is of the type described in Section 5.6.1(a)(i), then the Title Defect Value shall be an amount equal to the Allocated Value for such Well, multiplied by the proportionate reduction in such net revenue interest (i.e., the amount by which the share of production to which Seller is actually entitled is less than the net revenue interest set forth for such Well on Exhibit A, Schedule 2, divided by such net revenue interest set forth on Exhibit A, Schedule 2), provided, however, that if the Title Defect does not affect such Well throughout the entire remaining life of such Well, the defect amount determined shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect is of the type described in Section 5.6.1(a)(ii), then the Title Defect Value shall be an amount equal to the diminution in value of such Well based on the Allocated Value for such Well and resulting from the increase in such working interest over the life of the Well;

(v) if the Title Defect is of the type described in Section 5.6.1(a)(iii), then the Title Defect Value shall be an amount equal to the product of (y) the Allocated Value of such Lease multiplied by (z) one (1), minus a fraction, the numerator of which is the actual net mineral acres covered by such Lease (with respect to the Target Depth) and the denominator of which is the net mineral acres for such Lease (with respect to the Target Depth) set forth in Exhibit A, Schedule 1;

(vi) if the Title Defect is of the type described in Section 5.6.1(a)(iv), then the Title Defect Value shall be an amount equal to the product of (y) the Allocated Value of such Lease multiplied by (z) one (1), minus a fraction, the numerator of which is the actual net revenue interest for such Lease (with respect to the Target Depth) and the denominator of which is the net revenue interest for such Lease (with respect to the Target Depth) set forth in Exhibit A, Schedule 1;

(vii) if a Title Defect is based on a Lease having a primary term expiration date (a) more than seven (7) days earlier than the primary term expiration date set forth on Exhibit A, Schedule 1 with respect to such Lease and (b) that is nine (9) months or less after the Target Closing Date, then the Title Defect Value shall be equal to (i) the Allocated Value of such Lease, multiplied by (ii) a fraction, (A) the numerator of which is equal to the difference between (x) the number of days between the Execution Date and the expiration date set forth on Exhibit A, Schedule 1 and (y) the number of days between the Execution Date and the actual expiration date, and (B) the denominator of which is the number of days between the Execution Date and the expiration date set forth on Exhibit A (which Purchase Price reduction for any Title Defect constituting a Lease expiring between the Effective Time and the Closing Date that would have been prevented by the operations set forth in Schedule 10.1 shall not be subject to the Title Defect Threshold and Aggregate Deductible); provided, however, that if there is a Lease with a primary term expiration date that is both (i) more than seven (7) days earlier than the primary term expiration date set forth on Exhibit A, Schedule 1 with respect thereto and (ii) less than nine (9) months from the Target Closing Date, the Buyer may elect, in its sole option, to exclude such Lease hereunder and reassign to the Seller or cause the Seller to retain, the entirety of such Lease together with all Conveyed Interests solely associated therewith, and the Purchase Price shall be reduced by an amount equal to the Allocated Value (which Purchase Price reduction for any Title Defect constituting a Lease expiring between the Effective Time and the Closing Date that would have been prevented by the operations set forth in Schedule 10.1 shall not be subject to the Title Defect Threshold and Aggregate Deductible) of such Lease (and, for all purposes under this Agreement other than in this sentence, such Lease and associated Conveyed Interests shall be deemed Excluded Assets);

(viii) if the Title Defect is of a type not described above, then, in each case, the Title Defect Value shall be determined by taking into account the Allocated Value of the Well or Lease (or Target Depth with respect thereto) so affected, the portion of the Conveyed Interest in such Well or Lease (or Target Depth with respect thereto) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well or Lease (or Target Depth with respect thereto), the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(ix) notwithstanding anything to the contrary in this Section 5.6, Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds Sixty Thousand Dollars ($60,000) net to Seller’s interest in the relevant Well or Lease (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first dollar; and (B) the sum of the aggregate (1) Environmental Defect Values for the Adverse Environmental Conditions with Environmental Defect Values exceeding the Environmental Threshold and (2) Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold, exceeds the Aggregate Deductible, and then only to the extent such amount exceeds the Aggregate Deductible; provided, however, that such limitation shall not apply with respect to any Title Defect constituting a Lease expiring between the Effective Time and the Closing Date that would have been prevented by the operations set forth in Schedule 10.1. The Parties agree that if the same Title Defect affects more than one Conveyed Interest, then the amounts attributable to such Title Defect for each Conveyed Interest affected by such Title Defect shall be aggregated for the purposes of determining whether the Title Defect Threshold has been met with respect to such Title Defect.

(g) The Title Benefit Value for any Title Benefit shall be determined as follows:

(i) if Buyer and Seller agree on the Title Benefits Amount, that amount shall be the Title Benefit Value; or

(ii) for any other Title Benefits with respect to a Conveyed Interest the Title Benefit Value shall be determined by taking into account the Allocated Value of the Well or Lease so affected, the portion of Seller’s interest in the Well or Lease affected by the Title Benefit (and the resulting portion of the Conveyed Interest affected by the Title Benefit), the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the affected Well or Lease, the values placed upon the Title Benefit by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

(h) Seller and Buyer shall attempt to agree prior to the Closing Date on all: (i) Title Defect Values for Title Defects properly and timely reported prior to the Title Claim Date that Seller elected not to or was unable to cure (except with respect to Title Defects for which Seller provides notice of its election to attempt to cure after the Closing Date under Section 5.6.2(c)); and (ii) Title Benefit Values. If Seller and Buyer are unable to agree by that date, (i) the affected Conveyed Interests will be conveyed to Buyer at Closing, (ii) the Title Defect Escrow Amount will be deposited into the escrow account described in the Escrow Agreement in accordance with Section 5.6.2(d) and (iii) the Title Defect Values and Title Benefit Values in dispute shall be exclusively and finally resolved by expert determination to be conducted in Houston, Texas pursuant to this Section 5.6.2(h). Likewise, if by the Cure Deadline, Seller has (y) failed to cure any Title Defects reported prior to the Title Claim Date with respect to which it provided notice of its election to continue attempting to cure under Section 5.6.2(c) and Seller and Buyer have been unable to agree on the Title Defect Values for such Title Defects or (z) Seller and Buyer have been unable to agree on the Title Benefit Values for such Title Benefits properly raised by Seller prior to the Cure Deadline, the Title Defect Values or Title Benefit Values, as applicable, in dispute shall be exclusively and finally resolved by expert determination pursuant to this Section 5.6.2(h). If the Parties agree on the amount due with respect to any disputed items or a final determination is made by the Title Consultant, and a payment adjustment is required, the Parties shall instruct the Escrow Agent to remit the applicable amount(s) in the Defect Escrow to the applicable Party within ten (10) days after the Parties reach agreement or the Title Consultant makes its determination. During the ten (10) Business Day period following the Closing Date or following the Cure Deadline, as applicable, disputed Title Defects, Title Benefits, curative actions, and Title Defect Values and Title Benefit Values shall be submitted to a title attorney licensed to practice law in the state of Texas with at least ten (10) years’ experience in oil and gas title and board certified in Oil, Gas and Mineral Law, as selected by: (A) mutual agreement of Buyer and Seller; or (B) absent such agreement during the ten (10) Business Day period, by the Houston office of the American Arbitration Association (the “Title Consultant”). The Title Consultant shall not have been employed by any Party within the five (5) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, each of Seller and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and all other supporting information that it desires, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the

Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 5.6. In no event shall any Title Defect Value exceed the estimate given by Buyer in its claim notice delivered in accordance with Section 5.6.2(a), and in no event shall any Title Benefit Value exceed any estimate given by Seller or Buyer in a claim notice delivered in accordance with Section 5.6.2(b). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely and properly asserted Title Defect or Title Benefit in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values or Title Benefit Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(i) Title Diligence Results. In addition to Buyer’s confidentiality obligations in Section 11.3, Buyer agrees not to disclose the results of any title work or diligence conducted on the Conveyed Interests or any Seller information reviewed during such title work or diligence to the extent and only as it relates directly to the Conveyed Interests (the “Title Diligence Results”) to Third Parties without the prior written agreement of Seller, except as required by law or by the order of a court or regulatory agency, provided that, to the extent legally permissible, Buyer shall notify Seller in writing not less than twenty-four (24) hours prior to making any such required disclosure. This confidentiality obligation shall be effective until the Closing Date. If Closing does not occur, the confidentiality obligation shall continue indefinitely and Buyer shall provide any remaining copies of the Title Diligence Results to Seller or promptly destroy such copies. If Closing does occur, this confidentiality obligation shall apply mutatis mutandis to Seller, the Title Diligence Results shall be deemed the property of the Buyer, and Seller shall provide any remaining copies of the Title Diligence Results to Buyer or promptly destroy such copies; provided, that Seller shall be permitted to use such information for purposes consistent with this Section 5.6.

5.6.3 Exclusive Remedy. Subject to and without limiting the Special Warranty, the remedies set forth in this Section 5.6 are Buyer’s exclusive remedies under this Agreement for all title defects (including Title Defects), and Seller shall have no other liability to Buyer with respect to title defects (including Title Defects).

5.7 Casualty Losses.

5.7.1 Notice of Casualty Losses. If, prior to the Closing Date, all or a portion of the Subject Property or its value is damaged or destroyed by fire, flood, storm, condemnation, or other accident (“Casualty Loss”), Seller must promptly notify Buyer in writing of the nature and extent of the Casualty Loss and Seller’s estimate of the cost required to repair or replace that portion of the Subject Property affected by the Casualty Loss. Notwithstanding the foregoing, no individual matter described above shall be deemed to be or constitute a Casualty Loss unless the estimate of the cost required to repair or replace that portion of the Subject Property affected by the Casualty Loss exceeds Seventy-Five Thousand Dollars ($75,000.00), net to Seller’s interest in the affected portion of the Subject Property, and no Casualty Loss will be considered a Title Defect under Section 5.6.

5.7.2 Remedies for Casualty Losses. With respect to each Casualty Loss to the Conveyed Interests, Seller and Buyer will have the following rights and remedies:

(a) The Parties will proceed with Closing and Seller and Buyer shall mutually agree to either: (i) to make a downward adjustment to the Purchase Price by the lower of the cost of the Casualty Loss or the Allocated Value of the Conveyed Interests, or (ii) to cause the portion of the Conveyed Interests affected by the Casualty Loss to be repaired or replaced, at Seller’s cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (iii) to have Seller indemnify Buyer through a document reasonably acceptable to Seller and Buyer against actual costs or expenses that Buyer reasonably incurs to repair or replace the portion of the Conveyed Interests affected by the Casualty Loss, such amount not to exceed the Allocated Value for such Conveyed Interests; provided, however, that if Seller and Buyer cannot mutually agree on one of options (i), (ii) or (iii) of this Section 5.7.2(a), the Parties shall be deemed to have chosen option (i).

(b) In addition to the remedies set forth in Section 5.7.2(a), Seller and Buyer will have the termination rights in connection with Casualty Losses set forth in Section 5.8.

5.7.3 Insurance Proceeds and Settlement Payments. In each case under subparts (a) and (b) of Section 5.7.2, Seller will be entitled to (a) all insurance proceeds with respect to any such Casualty Loss and (b) all sums paid to Seller or Buyer by Third Parties by reason of any such Casualty Loss.

5.7.4 Change in Condition. Except with respect to changes in condition resulting from breaches by Seller of ARTICLE 10, Buyer will assume all risk and loss with respect to any change in production of Hydrocarbons through normal depletion, the watering-out, casing collapse or sand infiltration of any Well, the depreciation of personal property through ordinary wear and tear, in each case to the extent such changes arise from operations conducted by Seller pursuant to ARTICLE 10. None of the events or conditions set forth in this Section 5.7.4 will be considered a Casualty Loss or Title Defect with respect to the Conveyed Interests, nor will they be cause for any other reduction in the Purchase Price, or give rise to any right to terminate this Agreement.

5.8 Termination Due to Impairments to the Conveyed Interests. If the Allocated Value of all Conveyed Interests to be excluded from the transaction contemplated by this Agreement due to (a) Title Defects and Adverse Environmental Conditions which were timely asserted by Buyer and which remain uncured at Closing and (b) any Casualty Loss, exceeds, in the aggregate, twenty percent (20%) of the unadjusted Purchase Price, then either Seller or Buyer may terminate this Agreement, and neither Party will have any further obligation to conclude the transfer of the Conveyed Interests under this Agreement; provided, however, that Buyer’s indemnity obligations under Sections 5.2, Section 8.3.3, Section 8.3.4, Section 8.3.6 and Section 11.3 shall survive such termination. Any Party exercising a right of termination under this Section 5.8 must notify the other Party in writing no later than one (1) Business Day before the Target Closing Date of its election to terminate this Agreement.

5.9 Additional Consideration. If (a) the 2018 WTI Price is greater than fifty Dollars ($50) per barrel, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, Fifty Million Dollars ($50,000,000), which payment shall be due on January 29, 2019, (b) the 2019 WTI Price is greater than fifty Dollars ($50) per barrel, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, Fifty Million Dollars ($50,000,000), which payment shall be due on January 28, 2020, (c) the 2020 WTI Price is greater than fifty Dollars ($50) per barrel, subject to the Additional Consideration Cap, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, Fifty Million Dollars ($50,000,000), which payment shall be due on January 28, 2021 or (d) the 2021 WTI Price is greater than fifty Dollars ($50) per barrel, subject to the Additional Consideration Cap, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, Fifty Million Dollars ($50,000,000), which payment shall be due on January 28, 2022 (in each case and collectively, the “Additional Consideration”); provided, however, that the Additional Consideration shall be capped at and shall not exceed One Hundred Twenty Five Million Dollars ($125,000,000.00) (the “Additional Consideration Cap”). The Additional Consideration shall be a part of the purchase price for the Conveyed Interests. The “2018 WTI Price” means the arithmetic average of the daily closing spot prices calculated for 2018, in Dollars per barrel, reported by the U.S. Energy Information Administration (the “EIA”), on the “Spot Prices” chart, set for a daily period, in the row labeled “WTI – Cushing, Oklahoma,” for each day such spot price is reported for the 2018 calendar year, which chart can currently be accessed at the following link: http://www.eia.gov/dnav/pet/pet_pri_spt_s1_d.htm. The “2019 WTI Price” means the arithmetic average of the daily closing spot prices calculated for 2019, in Dollars per barrel, reported by the EIA, on the “Spot Prices” chart, set for a daily period, in the row labeled “WTI – Cushing, Oklahoma,” for each day such spot price is reported for the 2019 calendar year, which chart can currently be accessed at the following link: http://www.eia.gov/dnav/pet/pet_pri_spt_s1_d.htm. The “2020 WTI Price” means the arithmetic average of the daily closing spot prices calculated for 2020, in Dollars per barrel, reported by the EIA, on the “Spot Prices” chart, set for a daily period, in the row labeled “WTI – Cushing, Oklahoma,” for each day such spot price is reported for the 2020 calendar year, which chart can currently be accessed at the following link: http://www.eia.gov/dnav/pet/pet_pri_spt_s1_d.htm. The “2021 WTI Price” means the arithmetic average of the daily closing spot prices calculated for 2021, in Dollars per barrel, reported by the EIA, on the “Spot Prices” chart, set for a daily period, in the row labeled “WTI – Cushing, Oklahoma,” for each day such spot price is reported for the 2021 calendar year, which chart can currently be accessed at the following link: http://www.eia.gov/dnav/pet/pet_pri_spt_s1_d.htm.

5.10 Guarantee of Additional Consideration.

5.10.1 Buyer Parent hereby unconditionally and irrevocably guarantees all payment obligations of Buyer with respect to the Additional Consideration payments to Seller if payable under and in accordance with Section 5.9 (collectively, the “Obligations”).

5.10.2 Buyer Parent guarantees that the Obligations will be performed strictly in accordance with the terms of this Agreement. The liability of Buyer Parent under this Section 5.10 shall be absolute and unconditional irrespective of (a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating hereto, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, (c) any release or amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations, or (d) any other circumstance which might otherwise constitute a defense available to or a discharge of Buyer Parent not available to Buyer.

5.10.3 The guaranty of the Obligations set forth in this Section 5.10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, all as though such payment had not been made.

ARTICLE 6

CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date. The actions and events described in Section 6.3 are the “Closing” of this transaction, which shall be held beginning at 10:00 a.m. prevailing Central time at Seller’s offices located at 6 Desta Drive, Suite 2800, Midland, Texas 79705 on the earlier to occur of (i) (A) the day that is forty-five (45) days from the date hereof or (B) if such day is not a Business Day, the first day that is a Business Day thereafter, or such other date as agreed in writing by the Parties (the “Target Closing Date”) or (ii) if all conditions in Section 6.2 to be satisfied prior to Closing have not yet been satisfied or waived on such date, as soon as thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Section 11.15. The date on which the Closing occurs is herein referred to as the “Closing Date”. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each will be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Seller’s and Buyer’s warranties and representations are not waived and will survive the Closing to the extent provided in Section 8.9).

6.2 Conditions to Closing. Seller and Buyer, as applicable, will not be obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Section 6.2 is satisfied as of the Closing Date, or it waives in writing in whole or part any such condition to its performance that is unsatisfied as of the Closing Date. The inclusion in this Agreement of conditions to Seller’s and Buyer’s obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions to the other Party’s obligations at Closing.

6.2.1 Representations and Warranties.

(a) Seller will not be obligated to close if (i) any representation or warranty made by Buyer in Sections 3.1.1, through 3.1.4 is untrue in any respect as of the Execution Date or the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all respects on and as of such specified date) and (ii) any other representation or warranty made by Buyer in this Agreement is untrue in any material respect as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date).

(b) Buyer will not be obligated to close if (i) any representation or warranty made by Seller in Sections 3.1.1 through 3.1.4 is untrue in any respect as of the Execution Date or the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all respects on and as of such specified date) and (ii) any other representation or warranty made by Seller in this Agreement is untrue as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date), except, with respect to subsection (ii), to the extent the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

6.2.2 Performance of Obligations.

(a) Seller will not be obligated to close if, as of the Closing Date, Buyer has not performed all material obligations under this Agreement that Buyer is required to perform on or before Closing.

(b) Buyer will not be obligated to close if, as of the Closing Date, Seller has not performed all material obligations under this Agreement that Seller is required to perform on or before Closing.

6.2.3 Legal Proceedings. Neither Party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, the transaction that is the subject of this Agreement.

6.2.4 Release of Liens. Buyer will not be obligated to close if Seller has not delivered to Buyer releases with respect to any Conveyed Interests encumbered by liens, recorded mortgages or financing statements relating to debt facilities maintained by Seller or any Affiliate of Seller (provided that Seller shall not be obligated to provide releases with respect to “all assets” to the extent such filings do not specifically list the Conveyed Interests).

6.2.5 Closing Deliverables.

(a) Buyer will not be obligated to close if Seller has not delivered (or is not ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 6.3.

(b) Seller will not be obligated to close if Buyer has not delivered (or is not ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 6.3.

6.3 Closing. At Closing, the following events shall occur and Seller and Buyer shall execute, acknowledge (if necessary), and exchange, as applicable, the following items:

(a) Seller and Buyer shall each execute the Preliminary Settlement Statement;

(b) Seller shall furnish Buyer with reasonable evidence that the liens, recorded mortgages and financing statements described in Section 6.2.4 have been released;

(c) Buyer shall deliver to Seller the Purchase Price (less the Performance Deposit), as adjusted by the amount shown on the Preliminary Settlement Statement by wire transfer in immediately available funds to Seller’s account;

(d) Buyer shall deliver to the Escrow Agent an amount equal to the Defect Escrow Amount, if any in accordance with Section 5.3.4(c) and Section 5.6.2(d);

(e) Seller shall deliver and Buyer shall accept the assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the Conveyed Interests to be transferred under this Agreement substantially in the form set forth in Exhibit D (the “Conveyance”) and Exhibit E (together with the Conveyance, the “Assignments”);

(f) Seller shall execute and deliver a Non-foreign Affidavit in the form of Exhibit F;

(g) Seller shall execute and deliver a valid and properly completed IRS Form W-9 (or appropriate substitute form);

(h) Buyer shall furnish Seller with evidence acceptable to Seller that Buyer is qualified to hold title to the Leases and other Conveyed Interests with any federal or state agencies, including copies of all Buyer’s bonds as provided in Section 5.4, as applicable;

(i) Buyer shall execute any and all assumption agreements related to any Related Contract that is requested by any party to a Related Contract;

(j) ExL OpCo and Buyer shall each execute a transition services agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(k) ExL and Buyer shall each execute a joint operating agreement in substantially the form attached hereto as Exhibit J (the “Joint Operating Agreement”);

(l) the Parties shall execute and deliver any other appropriate assignments, bills of sale, deeds or regulatory filings (including Texas Railroad Commission Form P-4) necessary to transfer the Conveyed Interests to Buyer or to effect and support the transaction contemplated in this Agreement, including any conveyances on official forms and related documentation necessary to transfer the Conveyed Interests to Buyer in accordance with requirements of governmental regulations.

6.4 Post-Closing Obligations. Seller and Buyer have the following post-Closing obligations:

6.4.1 Property Records. Within fifteen (15) days after Closing, Seller, at Seller’s option, shall deliver or make available to Buyer the Property Records at a location designated by Seller. Any reasonable transportation, postage or delivery costs from Seller’s offices shall be at Seller’s sole cost and expense. Seller shall have the right to retain any copies of the Property Records, and Seller shall have the right to access and review the original Property Records at Buyer’s office(s) during normal business hours.

6.4.2 Recording, Filing and Notices. Buyer, within thirty (30) days after Closing, shall: (a) record the Assignments and all other instruments that must be recorded to effectuate the transfer of the Conveyed Interests; and (b) file for approval with the applicable federal, state or local agencies the Assignments and all other federal, state or local transfer documents required to effectuate transfer of the Conveyed Interests. Buyer shall provide Seller a recorded copy of the Assignments and other recorded instruments, and approved copies of the Assignments and other federal, state or local transfer documents, as soon as they are available. Buyer shall promptly send all notices of assignment required under the terms of any of the Leases or Related Contracts to any Person entitled to receive such notice.

6.4.3 Transfer of Operatorship. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Conveyed Interests following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Conveyed Interests following the Closing. Seller makes no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such wells; provided, however, that to Seller’s Knowledge no Related Contract contains any provision prohibiting or having the effect of prohibiting Buyer’s assumption of operatorship of the Conveyed Interests currently operated by Seller, but Seller agrees to reasonably cooperate with Buyer and use its commercially reasonable efforts to attempt to cause operatorship of the Conveyed Interests to be transferred to Buyer or Buyer’s designee (it being understood that such cooperation shall not require the payment of money by Seller). Buyer acknowledges that the rights and obligations associated with such wells may be governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Buyer acknowledges that the procedures for contractual succession of operators are governed by applicable operating agreements and assumes all responsibility for the conduct of requisite balloting and any other procedures necessary to elect a successor operator pursuant to applicable operating agreements at the earliest practicable date(s).

6.4.4 Further Assurances. Buyer and Seller agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

6.5 Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Buyer; (b) by either Seller or Buyer if Closing has not occurred on or before the day that is sixty (60) days after the Target Closing Date, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 6.5(b) if the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties or covenants hereunder, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing; or (c) by Seller if Buyer has not paid the Performance Deposit by the applicable time stipulated in Section 2.1.2.

ARTICLE 7

ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 Seller’s Retained Obligations After Closing. Upon and after Closing, Seller will retain all liability for the matters described in Section 8.4, subject to all applicable limitations herein, including Section 8.8 and Section 8.9 (collectively, the “Seller’s Retained Obligations”).

7.2 Buyer’s Assumed Obligations After Closing. Except to the extent included within Seller’s Retained Obligations for which Seller has an indemnity obligation hereunder, and except to the extent attributable to any portion of the Subject Properties not conveyed to Buyer hereunder, upon and after Closing, Buyer will assume, pay, perform and discharge when due the proportionate share attributable to the Conveyed Interests of all obligations, liabilities and duties associated with the ownership and operation of the Conveyed Interests (including those described in Section 2.2.2(e)), whether arising before, on or after the Effective Time, together with the Buyer Plugging and Abandonment Obligations, Buyer Environmental Obligations, and other obligations, liabilities and duties assumed by Buyer under this Agreement, in each case, only with respect to the Conveyed Interests, and regardless of whether resulting from any acts or omissions (other than gross negligence or willful misconduct) of Seller or any of its Affiliates, or any of its or their respective officers, directors, managers, members, owners, employees, agents or partners (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SELLER OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, OWNERS, EMPLOYEES, AGENTS OR PARTNERS, BUT EXPRESSLY EXCLUDING IN EACH CASE THOSE ARISING FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) (collectively, the “Buyer’s Assumed Obligations”). Without limiting the generality of the foregoing, except to the extent included within Seller’s Retained Obligations for which Seller has an indemnity obligation hereunder, upon and after Closing Buyer’s Assumed Obligations also specifically include (without duplication) and in each case only with respect to the Conveyed Interests:

(a) responsibility for the proportionate share attributable to the Conveyed Interests of performance of all express and implied obligations and covenants under the terms of the Lands, other instruments in the chain of title, the Related Contracts, Easements and all other orders and contracts to which the Conveyed Interests or the operation thereof is subject;

(b) responsibility for the proportionate share attributable to the Conveyed Interests of payment of all royalties, overriding royalties, production payments, net profits obligations, rentals and other burdens or encumbrances to which the Conveyed Interests is subject;

(c) responsibility for the proper accounting and administration for and disbursement of (i) the Suspense Funds and (ii) the proportionate share attributable to the Conveyed Interests of any other production proceeds from the Conveyed Interests;

(d) responsibility for the proportionate share attributable to the Conveyed Interests of compliance with all applicable laws, ordinances, rules and regulations pertaining to the Conveyed Interests, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Conveyed Interests;

(e) subject to Section 11.1, responsibility for the proportionate share attributable to the Conveyed Interests of all obligations with respect to Production Imbalances; and

(f) all liabilities for taxes, expenses and other amounts for which Buyer is economically responsible as provided in ARTICLE 9.

7.3 Plugging and Abandonment Obligations.

7.3.1 Description of Obligations. Except to the extent included within Seller’s Retained Obligations for which Seller has an indemnity obligation hereunder, and except to the extent of any of the below attributable to any portion of the Subject Properties not conveyed to Buyer hereunder (the “Seller Plugging and Abandonment Obligations”), upon and after Closing, Buyer assumes responsibility and liability for the proportionate share attributable to the Conveyed Interests for plugging and abandonment obligations related to the Conveyed Interests, regardless of whether they are attributable to the ownership or operation of the Conveyed Interests before, on or after the Effective Time and regardless of whether resulting from any acts or omissions (other than gross negligence or willful misconduct) of Seller or any of its Affiliates, or any of its or their respective officers, directors, members, managers, owners, employees, agents or partners (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SELLER OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, OWNERS, EMPLOYEES, AGENTS OR PARTNERS, BUT EXPRESSLY EXCLUDING IN EACH CASE THOSE ARISING FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) or the condition of the Conveyed Interests when acquired (collectively, “Buyer Plugging and Abandonment Obligations”), including, without limitation and in each case only with respect to the Conveyed Interests:

(a) the proportionate share attributable to the Conveyed Interests of the plugging, replugging and abandonment of all wells included in the Conveyed Interests whether plugged and abandoned before, on or after the Effective Time;

(b) the proportionate share attributable to the Conveyed Interests of the removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Conveyed Interests;

(c) the proportionate share attributable to the Conveyed Interests of the capping and burying of all flow lines associated with the Wells and located on or comprising part of the Conveyed Interests;

(d) the proportionate share attributable to the Conveyed Interests of the restoration of the Conveyed Interests, both surface and subsurface, as may be required by applicable laws, regulation or contract;

(e) the proportionate share attributable to the Conveyed Interests of any clean-up or disposal of Conveyed Interests contaminated by naturally occurring radioactive material (“NORM”), as may be required by applicable laws, regulations or contract; and

(f) the proportionate share attributable to the Conveyed Interests of obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by Governmental Authorities.

7.4 Environmental Obligations. Except to the extent included within Seller’s Retained Obligations for which Seller has an indemnity obligation hereunder, and except to the extent of any of the below attributable to any portion of the Subject Properties not conveyed to Buyer hereunder (the “Seller Environmental Obligations”), upon and after Closing, subject to Section 5.3, Buyer assumes responsibility and liability for the proportionate share attributable to the Conveyed Interests of all of the following occurrences, events, conditions and activities on or related to the Conveyed Interests, regardless of whether arising from Seller’s ownership or operation of the Conveyed Interests before, on or after the Effective Time and regardless of whether resulting from any acts or omissions (other than gross negligence or willful misconduct) of Seller or any of its Affiliates, or any of its or their respective officers, directors, members, managers, owners, employees, agents or partners (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SELLER OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, OWNERS, EMPLOYEES, AGENTS OR PARTNERS, BUT EXCLUDING IN EACH CASE THOSE ARISING FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) or the condition of the Conveyed Interests when acquired (collectively, “Buyer Environmental Obligations”):

(a) the proportionate share attributable to the Conveyed Interests of environmental pollution or contamination of any nature or type (including any pollution or contamination resulting from migration to or from the Conveyed Interests), including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b) the proportionate share attributable to the Conveyed Interests of underground injection activities and waste disposal on the Conveyed Interests;

(c) the proportionate share attributable to the Conveyed Interests of clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d) the proportionate share attributable to the Conveyed Interests of non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies;

(e) the proportionate share attributable to the Conveyed Interests of disposal on the Conveyed Interests of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Conveyed Interests; and

(f) the proportionate share attributable to the Conveyed Interests of non-compliance with Environmental Laws.

ARTICLE 8

INDEMNITIES

8.1 Definition of Losses and Claims.

8.1.1 Losses. As used in this Agreement, the term “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), monetary damages, fees, interest obligations, deficiencies and losses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses incurred in investigating and preparing for or in connection with any Claim).

8.1.2 Claims. As used in this Agreement, the term “Claims” means any and all Losses, demands, liabilities, damages, expenses, fines, penalties, costs, claims, actions, causes of action and judgments for: (a) breaches of contract; (b) loss or damage to property (real or personal), injury to or death of any person (including illness and disease), and other tortious injury; and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party recoups from other Third Party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any Third Party, or for which the indemnified party is reimbursed by the indemnifying party through an upward or downward adjustment in the Purchase Price.

8.2 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ANY AFFILIATE OF THE INDEMNIFIED PARTY, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, OWNERS, MEMBERS, MANAGERS, EMPLOYEES, PARTNERS AND AGENTS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING, WITHOUT LIMITATION, INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE SUBJECT PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS’ AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS’, DIRECTORS’, OWNERS’, MEMBERS’, MANAGERS’, EMPLOYEES’, PARTNERS’ AND AGENTS’) SOLE OR CONCURRENT NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY OR FAULT, BUT

EXCLUDING IN EACH CASE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.3 Buyer’s Indemnity. From and after Closing, Buyer SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, officers, directors, owners, managers, partners, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against any and all Claims caused by, resulting from or incidental to (without duplication):

8.3.1 Buyer’s Assumed Obligations (other than with respect to Claims caused by, resulting from or incidental to operations occurring after Closing which are subject to the Joint Operating Agreement, which Claims shall be governed solely by the Joint Operating Agreement);

8.3.2 the Buyer Plugging and Abandonment Obligations, the Buyer Environmental Obligations, Buyer’s obligations with respect to the Suspense Funds pursuant to Section 11.2 and Buyer’s obligations with respect to Production Imbalances attributable to the Conveyed Interests pursuant to Section 11.1;

8.3.3 any violation by Buyer of state or federal securities laws, or Buyer’s dealings (including any dealings in breach of Buyer’s warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, assignees and other Third Parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Conveyed Interests (or portion thereof) by Buyer, its Affiliates or assignees;

8.3.4 Buyer’s ownership or operation of any portion of the Conveyed Interests that is reconveyed or reassigned to Seller pursuant to the terms of this Agreement;

8.3.5 Buyer’s inspection of the Conveyed Interests pursuant to Section 5.2 and Section 5.3;

8.3.6 any breach of the representations and warranties of Buyer contained in this Agreement, or any breach or failure to perform any covenant or obligation of Buyer contained in this Agreement; and

8.3.7 liability of any Production Imbalances pursuant to Section 11.1;

but excepting in each case Claims against which Seller would be required to indemnify Buyer Group under Section 8.4 (subject to the limitations set forth herein, including, without limitation, the provisions of Section 8.8 and Section 8.9).

8.4 Seller’s Indemnity. Subject to the provisions of this ARTICLE 8 (including, without limitation, the provisions of Section 8.8 and Section 8.9), from and after Closing, Seller SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS Buyer, the Affiliates of Buyer, and each of such Person’s respective shareholders, members, officers, directors, owners, managers, partners, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Buyer Group”) from and against any and all Claims caused by, resulting from or incidental to (without duplication):

8.4.1 any breach of the representations and warranties of Seller contained in this Agreement;

8.4.2 any breach or failure to perform any covenant or obligation of Seller contained in this Agreement;

8.4.3 with respect to the Conveyed Interest and relating to the period of time prior to the Effective Time and with respect to the Subject Property less and except for the Conveyed Interest and relating to the period of time before, on or after the Effective Time, the payment, underpayment or nonpayment of royalties, overriding royalties, production payments, net profits payments or other payments by Seller directly related to the production of Hydrocarbons from the Subject Property, or the proper accounting or payment to parties for their interests in each, in each case to the extent not attributable to the Suspense Funds;

8.4.4 all liabilities for taxes, expenses and other amounts for which Seller is economically responsible as provided in ARTICLE 9;

8.4.5 any Claims for bodily injury, illness or death to the extent attributable to, arising out of, incident to or in connection with Seller’s conduct on the Subject Properties prior to the Closing Date;

8.4.6 notwithstanding anything to the contrary in Section 5.3.6, violations of law arising out of the arrangement by Seller during the period of time prior to the Closing Date (i) for disposal of, or (ii) transportation of, any Materials of Environmental Concern at or to, respectively, any real property that is not included in the Conveyed Interests, where such Materials of Environmental Concern arose out of or in connection with or were otherwise resulting from the operation of the Subject Properties by Seller prior to the Closing Date;

8.4.7 Seller’s gross negligence in connection with its operations prior to the Closing Date of any of the Subject Properties;

8.4.8 Seller’s willful misconduct in connection with its operations prior to the Closing Date of any of the Subject Properties;

8.4.9 the lawsuits, litigation, arbitrations and other similar proceedings set forth on Part A of Schedule 3.2.1 pending or threatened as of the Effective Time with respect to the Subject Properties or the use or operation thereof;

8.4.10 obligations of Seller with respect to the period prior to the Closing Date and payable to any Affiliate of Seller with respect to the Subject Properties, other than for goods or services furnished in the ordinary course of business;

8.4.11 all fines and penalties owed by Seller to Governmental Authorities for violations of law arising out of Seller’s conduct on the Subject Properties prior to the Closing Date (regardless of whether assessed before or after the Closing Date);

8.4.12 the Seller Plugging and Abandonment Obligations, the Seller Environmental Obligations and Seller’s obligations with respect to Production Imbalances attributable to the Conveyed Interests pursuant to Section 11.1; and

8.4.13 the Excluded Assets whether arising before or after the Effective Time (other than (a) to the extent such Excluded Assets constitute Property Costs with respect to the Conveyed Interests prior to the Effective Time or (b) with respect to Claims caused by, resulting from or incidental to operations occurring after Closing which are subject to the Joint Operating Agreement, which Claims shall be governed solely by the Joint Operating Agreement).

8.5 Notices and Defenses of Indemnified Claims. All claims for indemnification under ARTICLE 8 shall be asserted and resolved as follows:

8.5.1 For purposes of this ARTICLE 8, the term “Indemnifying Party” when used in connection with particular Claims means (a) Seller in the event any member of the Buyer Group is entitled to indemnification under this Agreement and (b) Buyer in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this ARTICLE 8, the term “Indemnified Person” when used in connection with particular Claims means (i) Buyer in the event any member of the Buyer Group is entitled to indemnification under the Agreement and (ii) Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.

8.5.2 To make a claim for indemnification, defense or reimbursement under this ARTICLE 8, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Claims and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

8.5.3 In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 8.5.3 shall not relieve the Indemnifying Party of its obligations under this ARTICLE 8 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.

8.5.4 In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this ARTICLE 8. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Person, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

8.5.5 If the Indemnifying Party admits its indemnity obligations under this ARTICLE 8 with respect to any Third Party Claim, then such Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense, at its sole cost and expense, of the Third Party Claim and (ii) full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnifying Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.5.5, provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 8.5.4 above if required by court or procedural rules to do so within the thirty (30) day period in Section 8.5.4 above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

8.5.6 If the Indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

8.5.7 In the case of a claim for indemnification not based upon an Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Claims that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Claims complained of, (ii) admit its obligation to provide indemnification with respect to such Claims or (iii) dispute the claim for such Claims. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Claims or that it disputes the claim for such Claims, the Indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder with respect to such Direct Claim.

8.6 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL. SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIALS AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY.

8.7 Waiver of Consequential and Punitive Damages. NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY. EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THE RESPECTIVE MEMBERS OF THE BUYER GROUP AND SELLER GROUP, RESPECTIVELY, EXPRESSLY WAIVES, AND RELEASES THE OTHER FROM, ANY RIGHT TO RECOVER LOST PROFITS, PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY

(OTHER THAN EMPLOYEES, OFFICERS, DIRECTORS, SPONSORS, OR SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED.

8.8 Limitations on Liability of Seller. Notwithstanding anything to the contrary herein, Seller’s obligations pursuant to Section 8.4.1 (other than and excluding with respect to a breach of any representation or warranty made by Seller in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 or Section 3.2.4) shall be subject to the following limitations:

8.8.1 Seller shall have no liability out of or relating to Section 8.4.1 (other than and excluding with respect to a breach of any representation or warranty made by Seller in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 or Section 3.2.4) for any single item that results in a Claim of less than Eighty Thousand Dollars ($80,000) will not apply toward the Indemnity Deductible Amount or be indemnifiable hereunder.

8.8.2 Seller shall have no liability out of or relating to Section 8.4.1 (other than and excluding with respect to a breach of any representation or warranty made by Seller in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 or Section 3.2.4) until, and only to the extent that, the aggregate amount of all such Claims actually incurred by Buyer thereunder (excluding Claims for which Section 8.8.1 applies) exceeds an amount equal to Ten Million Two Hundred Thousand Dollars ($10,200,000) (the “Indemnity Deductible Amount”), in which event Seller’s indemnity obligations shall apply only to Claims (excluding Claims for which Section 8.8.1 applies) to the extent that they exceed the Indemnity Deductible Amount (subject to the maximum liability provided for in Section 8.8.3 below).

8.8.3 In no event shall Seller’s aggregate liability arising out of or relating to Section 8.4.1 (other than and excluding with respect to a breach of any representation or warranty made by Seller in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 or Section 3.2.4), or under or by reason of the Agreement or any of the transactions contemplated hereby, exceed One Hundred Thirty Six Million Dollars ($136,000,000) (the “Cap Amount”), and Buyer waives and releases and shall have no recourse against Seller pursuant to Section 8.4.1 (other than and excluding with respect to a breach of any representation or warranty made by Seller in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 or Section 3.2.4), or under or by reason of the Agreement or any of the transactions contemplated hereby, in excess of such Cap Amount.

8.9 Survival. All of the covenants, agreements, representations and warranties made by the Parties in this Agreement will survive the Closing, the execution and delivery of the Assignments and other instruments under this Agreement, and the transfer of the Conveyed Interests between the Parties, and they shall not be merged into or superseded by the Assignments or other documents delivered at Closing. Notwithstanding anything herein to the contrary, Buyer will not be entitled to make a Claim against Seller: (1) in connection with any breach of or inaccuracy in any of the representations and warranties contained in Section 3.2 unless Buyer notifies Seller of that Claim in writing within twelve (12) months after the Closing Date, (2) in connection with Seller’s failure to perform or satisfy its covenants or other agreements in this Agreement unless Buyer notifies Seller of that Claim in writing (a) for those covenants or other agreements to be performed prior to Closing, within six (6) months after the Closing Date and (b) otherwise, prior to the date such covenants or other agreements are fully performed, (3) in connection with Seller’s indemnification obligations in Sections 8.4.3 only to the extent attributable to the Conveyed Interests and 8.4.9, unless Buyer notifies Seller of that Claim in writing within eighteen (18) months after the Closing Date, (4) in connection with Seller’s indemnification obligations in Sections 8.4.7 and 8.4.8, unless Buyer notifies Seller of that Claim in writing within three (3) years after the Closing Date, and (5) in connection with Seller’s indemnification obligations in Section 8.4.4, unless Buyer notifies Seller of that Claim in writing within thirty (30) days after the applicable statute of limitations has run; provided, however, that Buyer’s right to make any other Claim pursuant to Section 8.4 shall continue without limit.

8.10 Exclusive Remedy. Except for the provisions set forth in Section 4.1 (Special Warranty of Title; Encumbrances); Section 5.2 (Physical Inspection), Section 5.3 (Environmental Assessment), Section 5.5 (Consents to Assign), Section 5.6 (Title Defects), Section 5.7 (Casualty Losses), Section 11.1 (Imbalances) and Section 11.15 (Default and Remedies) of this Agreement, the right of indemnification set forth in this ARTICLE 8 shall be the sole and exclusive remedy of the Parties and all indemnified parties under or by reason of this Agreement (including for any breach of any representation or warranty, covenant or agreement set forth in this Agreement) and each Party covenants and agrees not to seek or assert any other remedy following the Closing.

8.11 Treatment of Indemnity Payments. Any payment pursuant to this ARTICLE 8 shall be treated for tax purposes as an adjustment to the Purchase Price except to the extent otherwise required by applicable law.

8.12 No Recourse. Notwithstanding anything to the contrary set forth in this Agreement, including, for the avoidance of doubt, this ARTICLE 8, no past, present or future director, officer, employee, member, partner, investor, lender, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or other representative of Buyer or Seller, respectively, shall be responsible for any Losses or Claims of Buyer or Seller, respectively, under this Agreement or for any Claims or Losses based on, in respect of, or by reason of this Agreement, any Assignment or any of the transactions contemplated hereby or thereby.

8.13 Materiality Qualifiers. Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating the amount of any damages caused by, arising out of or resulting from a breach of Seller’s representations or warranties in Sections 3.1 and 3.2 for which Buyer would be entitled to indemnification under Section 8.4.1, the representations and warranties shall be read without giving effect to qualifiers as to dollar amounts or materiality contained or incorporated directly or indirectly in such representation or warranty, if any.

ARTICLE 9

TAXES AND EXPENSES

9.1 Recording Expenses. Buyer shall pay all costs of recording and filing the Assignments for the Conveyed Interests, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Conveyed Interests.

9.2 Ad Valorem, Real Property, Personal Property and Excise Taxes. To the extent attributable to the Conveyed Interests, all (i) ad valorem taxes, real property taxes,

personal property taxes, and similar obligations assessed on the Subject Property, including any interest, penalties or other additions thereto (“Property Taxes”), and (ii) sales, use, transfer, excise and similar taxes associated with the acquisition, ownership, operation or disposition any of the Subject Property, including any interest, penalties or other additions thereto but not including taxes allocated in Section 9.5 (“Excise Taxes”), are Seller’s obligation for tax periods (or portions thereof) ending before the Effective Time and Buyer’s obligation for tax periods (or portions thereof) beginning on or after the Effective Time. With respect to tax periods beginning before and ending after the Effective Time, (i) Property Taxes attributable to the Conveyed Interests shall be prorated based on the number of days in the applicable tax period falling before, or at and after, the Effective Time and (ii) Excise Taxes attributable to the Conveyed Interests shall be prorated based on when the transaction giving rise to such Excise Tax occurred. If Property Taxes attributable to the Conveyed Interests and/or Excise Taxes attributable to the Conveyed Interests for the current tax period have not been assessed and paid by Seller as of the Closing Date, the Buyer shall file any required Returns incident to such Property Taxes and Excise Taxes that have not been filed with respect to such period and pay to the relevant Governmental Authority such Property Taxes and Excise Taxes for the current tax year and subsequent periods. Seller will reimburse Buyer for Seller’s proportionate share of such taxes, prorated in accordance with this Section 9.2, as a Downward Adjustment to the Purchase Price pursuant to Section 2.2.3 (based on a good faith estimate of such taxes) with a final adjustment upon Seller’s receipt of evidence of the Buyer’s payment of such taxes. If Property Taxes attributable to the Conveyed Interests and/or Excise Taxes attributable to the Conveyed Interests for the current period year have been assessed and paid by the Seller as of the Closing Date, the Buyer will reimburse the Seller for its proportionate share of such taxes, prorated in accordance with this Section 9.2, as an Upward Adjustment to the Purchase Price, as provided in Section 2.2.2.

9.3 Severance Taxes. Seller shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Subject Property, or the receipt of proceeds therefrom, including any interest, penalties or other additions thereto (“Severance Taxes”), to the extent attributable to production from the Conveyed Interests before the Effective Time. Buyer shall bear and pay all Severance Taxes on production from the Conveyed Interests on and after the Effective Time. Seller shall withhold and pay on behalf of Buyer all such taxes on production from the Conveyed Interests between the Effective Time and the Closing Date (if the Closing Date follows the Effective Time), and the amount of any such payment shall be reimbursed to Seller as an Upward Adjustment to the Purchase Price pursuant to Section 2.2.2. If either Party pays Severance Taxes owed by the other, to the extent such payment is not included as an adjustment to the Purchase Price pursuant to Section 2.2, upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party’s proportionate share of such taxes.

9.4 Tax and Financial Reporting. If the Parties mutually agree that a filing of Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the purchase price (as determined for tax purposes) among each Conveyed Interest. Seller and Buyer agree to furnish to each other any and all information, documents or other assistance reasonably requested by the other Party to comply with tax and financial reporting requirements and audits.

9.5 Sales and Use Taxes. Buyer shall be responsible for and pay all federal, state or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to the Conveyed Interests it receives under this Agreement, or caused by the transfer of the Conveyed Interests to Buyer under this Agreement. For Texas sales and use tax purposes, the Parties intend to treat the transfers hereunder as exempt common interest transfers under Texas Tax Code Section 151.306, and therefore agree that Buyer will pay no sales and use tax to Seller at Closing; provided that Buyer shall bear any such taxes that are ultimately payable.

9.6 Income Taxes. Each Party shall be responsible for its own state and federal income, franchise and similar taxes, if any, as may result from the ownership of the Conveyed Interests or the transactions contemplated by this Agreement.

9.7 Taxes on the Excluded Assets. Seller shall be responsible for (a) all taxes, assessments, levies, customs, duties, fees and any other similar charges imposed on or with respect to the ownership or operation of the Excluded Assets; and (b) except as provided in Section 9.2, filing all Returns relating to amounts described in clause (a) of this Section 9.7.

9.8 Tax Refunds. If a Party (or its Affiliate) receives a refund (whether by way of refund, credit, offset or otherwise) of taxes for which the other Party is responsible under this ARTICLE 9, then the first Party (or its Affiliate) shall promptly pay the amount of such refund (less any reasonable costs incurred in obtaining such refund) to the other Party.

9.9 Incidental Expenses. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

ARTICLE 10

COVENANTS AND OPERATIONS PENDING CLOSING

10.1 Seller’s Covenants Pending Closing. Except (1) as described on Schedule 10.1 and (2) for Seller’s right to elect (in its sole discretion) to form pooled units for the planned well with surface hole location on Section 38, Block 4, H&GN Ry. Co. Survey, Reeves County, Texas or the planned well with surface hole location on Section 22, Block C-18, PSL Survey, Reeves County, Texas or to drill such wells as allocation wells, from and after the Execution Date and until the Closing or the earlier termination of this Agreement, subject to the constraints of applicable operating agreements, Seller, or its applicable Affiliate: (a) shall operate, if applicable, manage and administer the Subject Property reasonably consistent with its past practices, and shall carry on its business with respect to the Subject Property in substantially the same manner as before execution of this Agreement and as a reasonable prudent operator, and in compliance in all material respects with all Environmental Laws or other applicable law; (b) shall maintain in full force and effect and not surrender, abandon or waive any material rights with respect to the Target Depth of each Subject Property, (c) shall not sell, dispose of or encumber the Subject Property with a lien or mortgage (other than Permitted Encumbrances), except with respect to (x) the sale of Hydrocarbons in the ordinary course of business and (y) the pooling and unitization of any portion of the Subject Property with properties of third parties in the ordinary course of business consistent with past practices if such pooling is necessary to hold the Leases beyond the primary term and (d) shall cause the payment in a timely manner of all bonuses, lease extensions, rentals, royalties and other payments due by the Seller with respect to the Leases, and pay as and when due its proportionate share of all costs and expenses incurred in connection with the Leases in the ordinary course of business consistent with past practices. Notwithstanding the foregoing, Seller shall have no obligation to extend the primary term of any of the Leases from which Hydrocarbons have never been produced or to renew same. From and after the Execution Date and until the Closing, except (A) as described on Schedule 10.1 and (B) for Seller’s right to elect (in its sole discretion) to form pooled units for the planned well with surface hole location on Section 38, Block 4, H&GN Ry. Co. Survey, Reeves County, Texas or the planned well with surface hole location on Section 22, Block C-18, PSL Survey, Reeves County, Texas or to drill such wells as allocation wells, Seller shall, except for emergency action taken in the face of serious risk to life, property or the environment: (i) submit to Buyer’s contact under this Agreement, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Subject Property that involve individual commitments of more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest in the Subject Property, that would be required to be expended after the date of execution of this Agreement; provided, however, that Seller shall submit to Buyer’s contact under this Agreement, for prior written approval, any request for expenditures exceeding Fifty Thousand Dollars ($50,000) in the aggregate for Lease extension payments; and (ii) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer’s prior written approval. On any matter requiring Buyer’s approval under this ARTICLE 10, Buyer shall respond within seventy-two (72) hours from Seller’s request for approval (or such shorter period of time as may be required by the applicable operating agreement) and failure of Buyer to respond within such time period shall release Seller from the obligation to obtain Buyer’s approval before proceeding on such matter as Seller may elect in its sole discretion. Buyer’s sole remedy for Seller’s breach of its obligations under this ARTICLE 10 shall be equal to the Buyer’s actual damages, if any.

10.2 Additional Acreage Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall have the right from and after the Execution Date until the Closing Date (the “Additional Leases Acquisition Period”) to continue its acquisition of additional leases (such additional leases being referred to herein as the “Additional Leases”). Prior to consummating the acquisition of any Additional Lease, Seller shall provide Buyer with written notice of such acquisition including the terms of such Additional Lease. Within one (1) Business Day of such written notice, Buyer shall elect to (a) purchase an undivided eighty percent (80%) in such Additional Lease from Seller at Closing and increase the Purchase Price by an amount equal to eighty percent (80%) of the reasonable, documented out-of-pocket costs associated with the acquisition of such Additional Lease or (b) not purchase such Additional Lease from Seller, in which case Seller or its Affiliate may enter into or acquire such Additional Lease and such Additional Lease shall be deemed an Excluded Asset for all purposes under this Agreement. If Buyer fails to timely make an election pursuant to the immediately preceding sentence, Buyer shall be deemed to have elected not to purchase such Additional Lease from Seller.

10.3 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement, or amend the Schedules to the representations and warranties of Seller with respect to any matter arising after the Execution Date that does not constitute a breach of Seller’s covenants under this agreement which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.2 have been fulfilled, the Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing to the Schedules to the representations and warranties of Seller with respect to any matter arising after the Execution Date that does not constitute a breach of Seller’s covenants under this agreement shall be waived solely with respect to Seller’s indemnification in Section 8.4.1 and Buyer shall not be entitled to make a claim with respect thereto.

ARTICLE 11

MISCELLANEOUS

11.1 Imbalances. Buyer shall assume sole responsibility for any and all oil and gas production imbalances with respect to the Conveyed Interests at the Wells, Leases, Units and Equipment listed on Schedule 3.2.5 (“Production Imbalances”). Buyer will be solely responsible for, shall assume, and releases and will INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments and/or posting security if, and to the extent, requested by any underproduced party pursuant to any operating agreement or gas balancing agreement) Third Parties with respect to any Production Imbalances with respect to the Conveyed Interests, all of which shall be included within Buyer’s Assumed Obligations. All imbalances associated with the Conveyed Interests downstream of the Conveyed Interests or at gas processing plants, including associated make-up or cash settlement rights, are excluded from this transaction and from the foregoing indemnity, will not adjust the Purchase Price and are reserved to Seller.

11.2 Suspense Funds. At Closing, the Purchase Price shall be reduced pursuant to Section 2.2.3(c), by an amount equal to the amount of funds held in suspense by Seller related to proceeds of production and attributable to Third Parties’ interests in the Lands or Hydrocarbon production from the Lands, including, without limitation, funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects, including, without limitation, those funds set forth in Schedule 3.2.6 (the “Suspense Funds”). TO THE EXTENT BUYER RECEIVES A PURCHASE PRICE REDUCTION THEREFORE, BUYER SHALL BE RESPONSIBLE FOR THE PROPER DISTRIBUTION OF SUCH SUSPENSE FUNDS TO THE PARTIES LAWFULLY ENTITLED TO THEM AND SHALL BE RESPONSIBLE FOR ANY CLAIMS RELATED THERETO, AND BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO SUCH SUSPENDED FUNDS.

11.3 Confidentiality and Public Announcements. This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller; provided, however, that this Agreement and the terms and provisions thereof may be disclosed (a) to either Party’s financing sources, if any, and such Party’s and their consultants, who shall agree to keep such information confidential (and for whom such disclosing Party shall be responsible), (b) as required by applicable laws or rules and regulation of any Governmental Authority or stock exchange or permitted under the Confidentiality Agreement between the Parties dated as of April 25, 2017 (the “Confidentiality Agreement”), and (c) to any Person from whom Consent is sought pursuant to this Agreement. If this Agreement is terminated prior to Closing, following such termination, the Parties agree to keep all terms of this transaction confidential unless otherwise required by applicable laws or rules and regulation of any Governmental Authority or stock exchange for a period of one (1) year following the date of such termination. Neither Party may make press releases or other public announcements concerning this transaction without the other Party’s prior written approval and agreement to the form of the announcement (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable laws or rules and regulation of any Governmental Authority or stock exchange. Notwithstanding anything to the contrary in this Section 11.3 or elsewhere in this Agreement or in the Confidentiality Agreement, (a) the Parties may disclose the terms of this Agreement, including the Parties, Purchase Price and status of Closing, to its Affiliates and their respective limited partners or other owners who shall be required to keep such information confidential except as otherwise required by applicable laws or rules and regulation of any Governmental Authority or stock exchange, (b) nothing shall restrict any Party from recording the Assignments delivered at Closing, making disclosures that are required pursuant to Related Contracts, Leases or Easements, or from complying with any disclosure requirements of Governmental Authorities that are applicable to or triggered by the transfer of the Conveyed Interests or of the operation thereof, (c) Buyer and any of its Affiliates may, without the prior written consent of Seller or any of its Affiliates, disclose the text or terms of this Agreement, the general location and characteristics of the Conveyed Interests, including related maps, aggregate production (both amount and by product), number of wells, percentage of wells operated by the Seller, acreage information relating to the Conveyed Interests, identity of Seller and its Affiliates, Buyer’s estimate of reserves and number of drilling locations (provided that any such information is clearly identified as developed by Buyer and not Seller) in connection with (i) a public or private offering of securities or other financing transactions of Buyer or any of its Affiliates, (ii) customary meetings, presentations or related conference calls by Buyer or its Affiliates with investors, analysts and/or (iii) the requirements of the Securities and Exchange Act of 1934, as amended and (d) a Party may disclose any information or make any other announcement consistent with any information in any disclosure made in compliance with this Agreement.

11.4 All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, Email, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the Party charged with such notice and addressed as follows (other than notices under ARTICLE 10):

If to Seller:

ExL Petroleum Management, LLC

6 Desta Drive, Suite 2800

Midland, Texas 79705

Attention: Matt Cooper

Email: matt@exlpetroleum.com

If to Buyer:

Carrizo (Permian) LLC

500 Dallas, Suite 2300

Houston, TX 77002

Attn: Law Department

Email: Gerry.Morton@carrizo.com

Any Party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.5 Assignment. Except as expressly provided in Section 2.7, neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other; provided, that Seller shall be entitled to assign (a) Seller’s rights under Section 5.9 at any time and (b) Seller’s rights under Section 5.10 at any time after the date that is eighteen (18) months after the Closing Date, in each case, without Buyer’s consent. Any attempted assignment without the written consent of Seller shall be null and void ab initio. After Closing, if Buyer sells, transfers or assigns all or a portion of the Conveyed Interests this Agreement shall remain in effect between Buyer and Seller as to the Conveyed Interests, regardless of such sale or assignment (and Buyer will remain obligated hereunder). After Closing, if Seller sells, transfers or assigns all or a portion of the Subject Property this Agreement shall remain in effect between Buyer and Seller as to such Subject Property, regardless of such sale or assignment (and Seller will remain obligated hereunder).

11.6 Entire Agreement and Amendment. This Agreement constitutes the entire understanding between the Parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the Parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the Parties concurrently or after the execution of this Agreement. No other agreement, statement, or promise made by any Party, or to any employee, officer or agent of any Party, which is not contained in this Agreement shall be binding or valid. This Agreement may be amended, modified, altered, supplemented or revoked only by written agreement signed by duly authorized representatives of the Parties.

11.7 Successors and Assigns. This Agreement binds and inures to the benefit of the Parties their respective permitted successors and permitted assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties and their respective permitted successors and permitted assigns.

11.8 Third Party Beneficiaries. It is understood and agreed that there shall be no Third Party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights or remedies in anyone who is not a Party or a successor or assignee of a Party, except that the rights expressly provided to the Persons described in Section 5.2 and ARTICLE 8, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder).

11.9 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

11.11 Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY), AND EACH PARTY AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM WILL BE INSTITUTED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTY AGREES THAT THIS PROVISION AND THIS AGREEMENT SATISFY SECTION 15.020 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE. SELLER AND BUYER HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND CAUSES OF ACTION IN ANY WAY BASED UPON OR RELATING TO THE NEGOTIATION, FORMATION, CONSTRUCTION, INTERPRETATION, ENFORCEABILITY, PERFORMANCE, AND/OR BREACH OF THIS AGREEMENT.

11.12 Exhibits. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed Assignments and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma Assignments attached as Exhibit D and Exhibit E and other transaction documents attached to this Agreement as Exhibits or Schedules and the Assignments and other transaction documents actually executed by the Parties, the provisions of the executed Assignments and other executed transaction documents shall take precedence.

11.13 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.14 Interpretation. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

11.14.1 The omission of certain provisions of this Agreement from the Assignments does not constitute a conflict or inconsistency between this Agreement and the Assignments, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignments by reference.

11.14.2 The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

11.14.3 The term “Knowledge” shall mean the facts or matters within the actual, present knowledge of (i), when applied to Seller, Mark Gully, Scott Dinger, Kregg Conder, and Chris Aycock without any duty of inquiry or investigation and (ii), when applied to Buyer, Andrew R. Agosto and David Pitts.

11.14.4 The term “includes” and its derivatives shall mean “includes, but is not limited to,” “including, without limitation,” and the corresponding derivative meanings.

11.15 Default and Remedies.

11.15.1 Seller’s Remedies. In the event that (i) all conditions precedent to the obligations of Buyer set forth in Section 6.2 have been satisfied or waived in writing by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Buyer’s representations, warranties, or covenants hereunder, including, if and when required, Buyer’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled to either (A) exercise any rights at law or in equity and the rights to specific performance of this Agreement (and during the pendency of any proceeding initiated by or on behalf of Seller seeking specific performance of this Agreement shall not be terminated pursuant to Section 6.5(b)), or (B) terminate this Agreement and retain the entirety of the Performance Deposit for the sole account and use of Seller as liquidated damages hereunder. Seller and Buyer acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Performance Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty. The remedies set forth in this Section 11.15.1 shall be Seller’s sole and exclusive remedies for any such default, and Seller hereby expressly waives and releases all other remedies (except as provided in Section 11.15.4).

11.15.2 Buyer’s Remedies. In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 6.2 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Buyer shall promptly elect in writing, as the sole and exclusive remedy of Buyer against Seller for the failure to consummate the transactions contemplated hereunder at Closing, to (A) seek specific performance of this Agreement (and during the pendency of any proceeding initiated by or on behalf of Buyer seeking specific performance of this Agreement shall not be terminated pursuant to Section 6.5(b)), or (B) terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Buyer. The remedies set forth in this Section 11.15.2 shall be Buyer’s sole and exclusive remedies for such default, and Buyer hereby expressly waives and releases all other remedies (except as provided in Section 11.15.4).

11.15.3 Performance Deposit. In the event that this Agreement is terminated under Section 6.5 and Seller is not entitled or required to retain the Performance Deposit under Section 11.15.1, Buyer shall be entitled to promptly receive from Seller the entirety of the Performance Deposit for the account of Buyer.

11.15.4 Other Remedies. Notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not prejudice or impair Seller’s or Buyer’s rights and obligations under Section 5.1 (Records Review), Section 11.3 (Confidentiality and Public Announcements) (and any relevant confidentiality agreement and any site access/boarding agreement entered into among the Parties), Section 5.2 (Physical Inspections), Section 5.3.2 (Inspection Results), and such other portions of this Agreement as are necessary to the enforcement and construction of the foregoing.

11.15.5 Specific Performance. Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.15.1(A) and Section 11.15.2(A) (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.15.1(A) and Section 11.15.2(A), (iii) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.15.1(A) and Section 11.15.2(A), in addition to all other remedies available at law or in equity, including monetary damages, and (iv) neither Party, nor its representatives shall oppose the granting of specific performance or any such relief as a remedy with respect to each Parties’ rights under Section 11.15.1(A) and Section 11.15.2(A).

11.15.6 Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in this Section 11.15, on the termination of this Agreement Seller will return the Performance Deposit to Buyer. If this Agreement is terminated in accordance with this Section 11.15, the provisions contained in Section 5.1 (Records Review), Section 11.3 (Confidentiality and Public Announcements) (and any relevant confidentiality agreement and any site access/boarding agreement entered into among the Parties), Section 5.2 (Physical Inspections), Section 5.3.2 (Inspection Results), and such other portions of this Agreement as are necessary to the enforcement and construction of the foregoing shall survive such termination of this Agreement. No termination of this Agreement under this Section 11.15 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

11.16 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

11.17 Waiver of Consumer Rights. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

11.18 Delivery of Financial Statements and Other Information

11.18.1 Seller has delivered to Buyer statements of revenues and direct operating expenses relating to the Subject Property for the years ended December 31, 2016 and 2015 and the three-month periods ended March 31, 2017 and 2016, (collectively, the “Financial Statements”), including notes and supplemental oil and gas reserve disclosures relating thereto, which Seller understands will be included in the registration statement on Form S-3 of Buyer Parent and/or its Affiliates under the Securities Act of 1933, or in other materials (including offering materials for securities offered and sold as eligible for resale under Rule 144A of the SEC), as amended and/or other registration statement filed with the Securities and Exchange Commission (the “SEC”) and a current report on Form 8-K of Buyer Parent and/or its Affiliates under the Exchange Act of 1934, as amended. At the time of the delivery of any financial statements (including those delivered upon execution of this Agreement), Seller shall provide information to Buyer for use in Buyer’s pro forma financial statements that allocates revenues by product (oil, natural gas and natural gas liquids) allocates direct operating expenses (including by lease operating expense, production tax, and ad valorem expense); and provides that amount of production by quarter. Seller shall also provide financial statements and related materials with the same or similar information for any other periods necessary or required (which for purposes of this Section 11.18 includes as requested or required by underwriters) at any time for inclusion in such registration statements, offering materials or reports. Seller will take commercially reasonable efforts to deliver to Buyer together with such financial statements and related materials, the unqualified audit opinion of Johnson, Miller & Co. (the “Seller’s Accountants”) with respect to the financial statement for the year ended December 31, 2016 to be delivered under this Section 11.18.1. Seller will take commercially reasonable efforts to, and will cause its Affiliates to, also deliver any reasonably requested consent of Seller’s Accountants related to any filing by Buyer Parent and/or its Affiliates under applicable securities laws, and to execute any customary representation letters as are necessary in connection with the financial statements and related matters described herein (including with respect to the provision of customary cold comfort letters by such auditors covering the financial statements) and to provide or cause to be provided all written consents for the use of audit reports.

11.18.2 The financial statements to be provided pursuant to Section 11.18.1 above shall (i) present fairly in all material respects, the revenues and direct operating expenses of the Subject Property, (ii) be prepared in accordance with accounting principles generally accepted in the United States of America, (iii) shall include notes and supplemental disclosures to the extent required by the SEC or by initial purchasers in connection with Rule 144A offerings and (iv) be accompanied by the unqualified opinion of Seller’s Accountants to the effect that such financial statements comply with clauses (i) and (ii) above.

11.18.3 All of the financial statements to be prepared and provided pursuant to this Section and any other information or assistance requested by Seller in order for Seller and its representatives to prepare and deliver financial statements and any other documents contemplated under this Section shall be prepared and provided at the sole expense of Buyer.

11.18.4 To the extent Buyer requires financial statements and other documents for any period in addition to those to be initially delivered under Section 11.18.1, such additional financial statements and other documents shall be delivered to Buyer by Seller as soon as reasonably practicable after the request of Buyer; provided, that Seller shall promptly (a) provide any such additional financial statements and other documents that are internally generated, but in no event later than five (5) Business Days after Buyer’s request and (b) request any such additional financial statements and other documents (including auditor consents) that are to be generated by a Third Party.

11.18.5 To the extent requested by Buyer, Seller shall take commercially reasonable efforts to provide and shall cause its Affiliates to take commercially reasonable efforts to provide to Buyer for use by Buyer Parent and/or its Affiliates as promptly as reasonably practical (i) any additional financial statements, schedules or information (including, without limitation, access to the work papers of Seller’s Accountants related to the financial statements described in this Section 11.18) relating to the Subject Property that are required to be included in any registration statement, offering memorandum, Form 8-K or other document filed or to be filed by Buyer Parent and/or its Affiliates under applicable securities laws, (ii) any additional financial or operating data relating to any of the financial statements, schedules or information referred to in this Section 11.18 or relating to the Subject Property, (iii) any additional reasonably requested documents or assistance including any (A) internal or external accounting certifications, (B) assistance of internal or external reserve engineers, (C) assistance in correspondence with or submissions to the Staff of the SEC, including in connection with any requests for waivers or response to comments, (D) assistance with any due diligence efforts or other communications with Buyer Parent’s and/or its Affiliates’ underwriters for any securities offering and (E) assistance with respect to any pro forma financial statement information to be presented by the Buyer Parent and/or its Affiliates, (F) reasonable access to, the respective accounting, financial and operations records of each of the Seller and its Affiliates, in obtaining all financial information related to the Subject Property, (G) provide Buyer (or its applicable Affiliate or assignee) and its auditor reasonable access during the normal business hours to such records (to the extent such information is available) and personnel of Seller and its Affiliates and use reasonable efforts to provide reasonable access during normal business hours to Seller’s accounting firm, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, and its representatives. Seller consents to the use of the Financial Statements and other materials in Buyer’s financing efforts and reporting obligations and otherwise as contemplated by this Section.

11.19 Joint and Several Liabilities. The representations, warranties and covenants made by (and the obligations of) ExL and ExL OpCo, as Seller, in this Agreement are joint and several.

ARTICLE 12

DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

“2018 WTI Price” has the meaning set forth in Section 5.9.

“2019 WTI Price” has the meaning set forth in Section 5.9.

“2020 WTI Price” has the meaning set forth in Section 5.9.

“2021 WTI Price” has the meaning set forth in Section 5.9.

“Accounting Consultant” has the meaning set forth in Section 2.3.3.

“Additional Consideration” has the meaning set forth in Section 5.9.

“Additional Consideration Cap” has the meaning set forth in Section 5.9.

“Additional Leases” has the meaning set forth in Section 10.2.

“Additional Leases Acquisition Period” has the meaning set forth in Section 10.2.

“Adverse Environmental Condition” has the meaning set forth in Section 5.3.3.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purpose of this definition, the term “control” means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the Person in question (by contract or otherwise). Notwithstanding anything to the contrary herein, Q-ExL Petroleum (VI) Investment Partners, LLC, any member thereof and any Affiliate of any of them (other than any subsidiary of Seller), including any funds managed by Quantum Energy Partners, LLC or its Affiliates or any portfolio companies of any such funds, shall not be deemed to be an Affiliate of Seller for any purpose of this Agreement.

“Aggregate Deductible” has the meaning set forth in Section 5.3.4(d).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Value” has the meaning set forth in Section 2.6.

“AMI Area” has the meaning set forth in the Joint Operating Agreement.

“Assignments” has the meaning set forth in Section 6.3(e).

“Business Day” means any Monday to Friday, inclusive, which is not a federal holiday in the United States. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any deadline under this Agreement that occurs on a federal holiday, Saturday or Sunday shall be automatically extended to the following Business Day, unless expressly stated otherwise or agreed to by the Parties in writing.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Group” has the meaning set forth in Section 8.4.

“Buyer Parent” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Assumed Obligations” has the meaning set forth in Section 7.2.

“Buyer Environmental Obligations” has the meaning set forth in Section 7.4.

“Buyer Plugging and Abandonment Obligations” has the meaning set forth in Section 7.3.1.

“Cap Amount” has the meaning set forth in Section 8.8.3.

“Casualty Loss” has the meaning set forth in Section 5.7.1.

“Claim Notice” has the meaning set forth in Section 8.5.2.

“Claims” has the meaning set forth in Section 8.1.2.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” has the meaning set forth in Section 2.7.

“Confidentiality Agreement” has the meaning set forth in Section 11.3.

“Consents” has the meaning set forth in Section 5.5.1(a).

“Conveyance” has the meaning set forth in Section 6.3(e).

“Conveyed Interest” has the meaning set forth in Section 1.1.

“Cure Deadline” has the meaning set forth in Section 5.6.2(c).

“Defect Escrow” has the meaning set forth in Section 5.3.4(c).

“Defect Escrow Amount” has the meaning set forth in Section 5.6.2(d).

“Delayed Conveyed Interest” has the meaning set forth in Section 5.5.2(a).

“Direct Claim” has the meaning set forth in Section 8.5.7.

“Disputed Environmental Matters” has the meaning set forth in Section 5.3.5.

“Dollar” or the symbol “$” mean the United States of America dollar.

“Downward Adjustments” has the meaning set forth in Section 2.2.3.

“Easements” has the meaning set forth in Section 1.1.2(a).

“Effective Time” has the meaning set forth in the Recitals to this Agreement.

“EIA” has the meaning set forth in Section 5.9.

“Environmental Claim Date” has the meaning set forth in Section 5.3.3.

“Environmental Consultant” has the meaning set forth in Section 5.3.5.

“Environmental Defect Escrow Amount” has the meaning set forth in Section 5.3.4(c).

“Environmental Defect Value” has the meaning set forth in Section 5.3.3.

“Environmental Laws” has the meaning set forth in Section 5.3.3.

“Environmental Threshold” has the meaning set forth in Section 5.3.4(d).

“Equipment” means all equipment, facilities, flow lines, pipelines, gathering systems and water disposal systems, well pads, compressors, tank batteries, improvements, abandoned property and junk and other personal property located on the Lands, the Wells, the Units, surface rights described in Section 1.1.2(d), or the Easements or otherwise used or held for use in connection with the exploration, development or operation thereof.

“Escrow Agent” means Wells Fargo, National Association.

“Escrow Agreement” means that certain Escrow Agreement in substantially the form attached hereto as Exhibit H to be entered into among the Escrow Agent, Seller and Buyer.

“Excise Taxes” has the meaning set forth in Section 9.2.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fee-Owned Water Properties” has the meaning set forth in Section 1.1.2(d).

“Final Settlement Date” has the meaning set forth in Section 2.3.1.

“Final Settlement Statement” has the meaning set forth in Section 2.3.1.

“Financial Statements” has the meaning set forth in Section 11.18.1.

“Fully Assigned Contracts” has the meaning set forth in Section 1.1.4.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” has the meaning set forth in Section 5.5.2(a).

“Hydrocarbons” has the meaning set forth in Section 1.3.1.

“Indemnified Person” has the meaning set forth in Section 8.5.1.

“Indemnifying Party” has the meaning set forth in Section 8.5.1.

“Indemnity Deductible Amount” has the meaning set forth in Section 8.8.2.

“Inspection Results” has the meaning set forth in Section 5.3.2.

“Inspector” has the meaning set forth in Section 5.3.1.

“Joint Operating Agreement” has the meaning set forth in Section 6.3(k).

“Lands” means the Leases and all fee mineral interests associated with the lands covered thereby.

“Leases” means the oil, gas and/or mineral leases, subleases, operating rights, servitudes, royalties, net profits interests, any all other such interests of any kind or character in Hydrocarbons in place and owned by Seller and located in Ward and Reeves Counties, Texas, including, without limitation, those described in or represented on Exhibit A, Schedule 1, including any modifications, supplements, ratifications or amendments thereto or any renewals thereof.

“Losses” has the meaning set forth in Section 8.1.1.

“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Conveyed Interests as currently operated as of the Execution Date taken as a whole or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at or prior to Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effect resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any areas where the Conveyed Interests are located, (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) Casualty Losses or acts of God, including hurricanes, tornados, meteorological events, and storms; (v) orders, acts, or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in applicable laws or GAAP; (ix) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (x) any effect resulting from any action taken by Buyer or any Affiliate of Buyer, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action taken by Seller or any Affiliate of Seller with Buyer’s written consent or that are otherwise permitted or prescribed hereunder; (xii) natural declines in well performance; (xiii) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in this Agreement; or (xiv) any matters, facts, or disclosures set forth in the Schedules.

“Materials of Environmental Concern” has the meaning set forth in Section 5.3.3.

“net mineral acre” for the purpose of Section 5.6 has the meaning set forth in Section 5.6.1(a).

“NORM” has the meaning set forth in Section 7.3.1(e).

“Obligations” has the meaning set forth in Section 5.10.1.

“Oil and Gas Properties” means the Leases, Lands, Wells, Units, Equipment and all Hydrocarbons produced from or attributable to the Lands, the Units, or the Wells from and after the Effective Time (and all proceeds or accounts receivable resulting from the sale thereof).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Partially Assigned Contracts” has the meaning set forth in Section 1.1.3.

“Performance Deposit” has the meaning set forth in Section 2.1.2.

“Permits” has the meaning set forth in Section 3.2.9.

“Permitted Encumbrance” has the meaning set forth in Section 5.6.1(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Authority.

“Phase I Environmental Assessment” has the meaning set forth in Section 5.3.1.

“Pipeline Inventory” has the meaning set forth in Section 1.3.1.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.2.1.

“Production Imbalances” has the meaning set forth in Section 11.1.

“Property Costs” has the meaning set forth in Section 2.2.2(a).

“Property Records” has the meaning set forth in Section 1.1.2(b).

“Property Taxes” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 2.1.1.

“Qualified Intermediary” has the meaning set forth in Section 2.7.

“Related Contracts” has the meaning set forth in Section 1.1.4.

“Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any taxing authority, including any amendments thereto.

“SEC” has the meaning set forth in Section 11.18.1.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in Section 8.3.

“Seller’s Accountant” has the meaning set forth in Section 11.18.1.

“Seller’s Retained Obligations” has the meaning set forth in Section 7.1.

“Seller Environmental Obligations” has the meaning set forth in Section 7.4.

“Seller Plugging and Abandonment Obligations” has the meaning set forth in Section 7.3.1.

“Severance Taxes” has the meaning set forth in Section 9.3.

“Special Warranty” has the meaning set forth in Section 4.1.

“Standard” has the meaning set forth in Section 5.3.3.

“Stock Tank Oil” has the meaning set forth in Section 1.3.1.

“Subject Property” has the meaning set forth in Section 1.1.4.

“Suspense Funds” has the meaning set forth in Section 11.2.

“Target Closing Date” has the meaning set forth in Section 6.1.

“Target Depth” has the meaning set forth in Section 5.6.1(a).

“Third Party” means any Person other than Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.5.3.

“Title Benefit” has the meaning set forth in Section 5.6.1(c).

“Title Benefit Value” has the meaning set forth in Section 5.6.2(e).

“Title Claim Date” has the meaning set forth in Section 5.6.2(a).

“Title Consultant” has the meaning set forth in Section 5.6.2(h).

“Title Defect” has the meaning set forth in Section 5.6.1(a).

“Title Defect Escrow Amount” has the meaning set forth in Section 5.6.2(d).

“Title Defect Threshold” has the meaning set forth in Section 5.6.2(f)(ix).

“Title Defect Value” has the meaning set forth in Section 5.6.2(d).

“Title Diligence Results” has the meaning set forth in Section 5.6.2(i).

“Transaction Agreements” means this Agreement, the Assignments, the Joint Operating Agreement, and all other contracts, documents, and instruments to be entered into, or to be delivered, substantially in the forms contemplated by such agreements, among the Parties and in connection with this Agreement or any of the transactions contemplated herein.

“Transition Services Agreement” has the meaning set forth in Section 6.3(j).

“Units” means all leasehold interests and other rights, titles, obligations and interests in any unit or pooled or communitized area in which the Leases are included, to the extent that these rights, titles, obligations and interests arise from and are associated with the Leases or Wells, including, without limitation, all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any Governmental Authority.

“Upward Adjustments” has the meaning set forth in Section 2.2.2.

“Wells” means all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on or within the geographic boundaries of the Lands or the Units including without limitation those wells described in Exhibit A, Schedule 2.

[remainder of page intentionally left blank/

signature pages follow]

IN WITNESS WHEREOF, the authorized representative of Seller executes this Agreement as of the Execution Date, but effective as of the Effective Time.

SELLER:

EXL PETROLEUM MANAGEMENT, LLC

By:	/s/ Scott M. Dinger
Name:	Scott M. Dinger
Title:	Chief Operating Officer

EXL PETROLEUM OPERATING INC.

By:	/s/ Scott M. Dinger
Name:	Scott M. Dinger
Title:	Chief Operating Officer

Signature Page of Seller to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the authorized representative of Buyer executes this Agreement as of the Execution Date, but effective as of the Effective Time.

BUYER:

CARRIZO (PERMIAN) LLC

By:	/s/ S.P. “Chip” Johnson IV
Name:	S.P. “Chip” Johnson IV
Title:	President and Chief Executive Officer

Signature Page of Buyer to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the authorized representative of Buyer Parent executes this Agreement as of the Execution Date, but effective as of the Effective Time.

BUYER PARENT:

CARRIZO OIL & GAS, INC. (solely for the purposes of Section 5.10)

By:	/s/ S.P. “Chip” Johnson IV
Name:	S.P. “Chip” Johnson IV
Title:	President and Chief Executive Officer

Signature Page of Buyer Parent to the Purchase and Sale Agreement